Exhibit 10.11

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED

MASTER REPURCHASE AGREEMENT

by and between

ATLAS SECURITIZED PRODUCTS INVESTMENTS 2, L.P.,
as administrative agent and a buyer (the “Administrative Agent” and a “Buyer”)

and

FCR DC JV ATLAS SELLER LLC, as seller (“Seller”)

Dated October 11, 2024

25.	No Waivers, Etc.	57
26.	Intent	58
27.	Disclosure Relating to Certain Federal Protections	58
28.	Power of Attorney	59
29.	Buyers May Act Through Administrative Agent	59
30.	Indemnification; Obligations; Recourse	59
31.	Counterparts	60
32.	Confidentiality	61
33.	Recording of Communications	61
34.	Periodic Due Diligence Review	61
35.	Authorizations	62
36.	Acknowledgment of Assignment and Administration of Repurchase Agreement.	62
37.	Documents Mutually Drafted	62
38.	General Interpretive Principles	63
39.	Specific Performance	63
40.	Conflicts	63
41.	[Reserved]	63
42.	Bankruptcy Non-Petition	63
43.	Limited Recourse	64
44.	No Broker	64

SCHEDULES

Schedule 1 –	Representations and Warranties with Respect to Purchased Assets
	Schedule 1(a) –	Representations and Warranties Re: Purchased Assets Consisting of Commercial Mortgage Loans
	Schedule 1(b) –	Representations and Warranties Re: Purchased Assets Consisting of Mezzanine Loans
	Schedule 1(c) –	Representations and Warranties Re: Purchased Assets Consisting of A-Notes (or B-Notes)
Schedule 2 –	Authorized Representatives
EXHIBITS
Exhibit A –	Form of Transaction Request and Confirmation
	Annex 1 –	Purchased Asset Schedule
	Annex 2 –	Form of Purchase Closing Statement
	Annex 3 –	Summary Diligence Materials
Exhibit B –	Form of Closing Data Tape
Exhibit C-1 –	Form of Power of Attorney (Seller)
Exhibit C-2 –	Form of Power of Attorney (Servicer)
Exhibit D –	Form of Servicer Notice, Pledge and Redirection Letter
Exhibit E –	Form of Distribution Worksheet
Exhibit F –	Form of U.S. Tax Compliance Certificate
Exhibit G –	Form of Notice to Borrower
Exhibit H –	Form of Request for Repurchase and Confirmation
Exhibit I –	Form of Escrow Instruction Letter for Table-Funded Assets
Exhibit J –	Prohibited Transferee

This is a MASTER REPURCHASE AGREEMENT, dated as of October 11, 2024, by and between ATLAS SECURITIZED PRODUCTS INVESTMENTS 2, L.P., a Delaware limited partnership, in its capacity as administrative agent and a buyer (the “Administrative Agent” and a “Buyer”) and FCR DC JV ATLAS SELLER LLC, a Delaware limited liability company, as seller (the “Seller”).

1.           Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Administrative Agent, on behalf of Buyers, Purchased Assets (as hereinafter defined) against the transfer of funds by Administrative Agent, on behalf of Buyers, to Seller or Seller’s designee, with a simultaneous agreement by Administrative Agent, on behalf of Buyers, to transfer to Seller such Purchased Assets at a date certain or on demand, against the transfer of funds by Seller to Administrative Agent.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.  For the avoidance of doubt, and for administrative tracking purposes, the purchase and sale of each Purchased Asset shall be deemed a separate Transaction.

After the initial Purchase Date, as part of separate Transactions, Seller may request, and Buyers may fund in their sole and absolute discretion, subject to the terms and conditions of this Agreement, an increase to the Purchase Price for a Purchased Asset based on an increase in Asset Value resulting from the satisfaction, in whole, or in part, of a Future Funding Obligation, which has been advanced by the Seller to the related Borrower.

In order to further secure the Obligations hereunder, the Seller Interests shall be pledged by the Equity Pledgor to the Administrative Agent on behalf of Buyers pursuant to the Equity Pledge Agreement.

2.           Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“A-Note” means the original Promissory Note, if any, that was executed and delivered in connection with the pari passu senior position of a Commercial Mortgage Loan and/or a Mezzanine Loan.  An A-Note shall not be junior to any other Promissory Note secured directly or indirectly by the same Mortgaged Property (it being understood, for the avoidance of doubt, that an A-Note in a Mezzanine Loan shall not be deemed junior to an A-Note in the related Mortgage Loan to the extent that such A-Notes collectively are not junior to any other Promissory Note secured directly or indirectly by the same Mortgaged Property).

“Accepted Servicing Practices” means, with respect to any Purchased Asset, those servicing practices of prudent institutions which service assets of the same or similar type as such Purchased Asset in the jurisdiction where the related Mortgaged Property is located in accordance with applicable law.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such Person or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such Person or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such Person or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such Person or an Affiliate of such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person or of any of its Affiliates, or shall have taken any action to displace the management of such Person or of any of its Affiliates or to curtail its authority in the conduct of the business of such Person or of any of its Affiliates.

“Additional Buyers” has the meaning set forth in Section 36 hereof.

“Administration Agreement” means that certain Repo Administration and Allocation Agreement, dated as of the date hereof, by and among Seller, Guarantor, Administrative Agent and certain buyers identified therein, as amended, restated, supplemented or otherwise modified from time to time.

“Administrative Agent” means Atlas Securitized Products Investments 2, L.P., or any successor thereto under the Administration Agreement.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. For the avoidance of doubt, (i) with respect to Administrative Agent and Buyers, Affiliate means Atlas Securitized Products Holdings, L.P., Atlas Securitized Products, L.P., WHCO Intermediate Holdings LP, their respective Subsidiaries and any CP Conduit and (ii) with respect to any Seller Party, Affiliate means such Seller Party’s Subsidiaries, each other Seller Party and/or any of their respective Subsidiaries and/or any general partner of a Guarantor, as applicable.  Notwithstanding the foregoing, Mubadala and members of the Mubadala Group shall not be deemed Affiliates of Seller, Guarantor, Fortress or of any of its or their Affiliates. As used in this definition, “Mubadala” means Mubadala Investment Company PJSC, and “Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala and any other direct or indirect owner of Fortress, that is not also controlled by Fortress.

“Agreement” means this Master Repurchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Allocated Cash” means, for any Person as of any date of determination, any amount of cash or borrowing capacity of such Person which has been (i) encumbered with a prior lien or claim, (ii) contractually required to be set aside, (iii) allocated for another payment or performance obligation, (iv) reserved by such Person in good faith, and consistent with such Person’s accounting, cash management, capital and treasury policies in procedures in effect from time-to-time; and/or (v) not otherwise available for immediate and general use by such Person, in each case, as of such date.

“ALTA” means the American Land Title Association or any successor in interest thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Seller Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Appraised Value” means, with respect to any Mortgaged Property, the as-is or as-stabilized value, as approved by the Administrative Agent in its sole discretion, set forth in an appraisal made in connection with the origination of the related Mortgage Loan or Mezzanine Loan as the as-is or as-stabilized value, as approved by the Administrative Agent in its sole discretion, of such Mortgaged Property.

“Approved Bailee” has the meaning specified in the Custodial Agreement.

“Approved Representation Exception” means, any Representation Exception furnished by Seller to Administrative Agent and approved by Administrative Agent in its sole discretion prior to the related Purchase Date, or to the extent waived in writing by Administrative Agent at any time after the related Purchase Date; provided that such approval or waiver may be revoked by Administrative Agent in its sole good faith discretion if, subsequent to such Purchase Date, Administrative Agent becomes aware that information provided by Seller to Administrative Agent in connection with such Approved Representation Exception, which information Administrative Agent materially relied upon in approving the Representation Exception, was materially untrue at the time of such Representation Exception.  The list of Approved Representation Exception(s) shall be attached to the Confirmation for the applicable Eligible Asset.

“Asset File” means, the documents specified on an exhibit to the Custodial Agreement, together with any additional documents and information required to be delivered to Administrative Agent or its designee (including the Custodian) pursuant to this Agreement.

“Asset Value” has the meaning specified in the Pricing Side Letter.

“Assignment and Acceptance” has the meaning set forth in Section 22 hereof.

“Assignment of Leases” or “Assignment of Leases and Rents” means, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the assignee.

“ASTM” has the meaning set forth in paragraph (aa) of Schedule 1(a) hereof.

“Available Cash” means, with respect to any Person as of any date of determination, (a) the sum of the amount of (i) unrestricted Cash and (ii) Cash Equivalents minus (b) any Allocated Cash, in each case, as of such date.

“B-Note” means a Promissory Note evidencing a junior or subordinate position in a Commercial Mortgage Loan.

“Bailee Agreement” has the meaning specified in the Custodial Agreement.

“Bank” means U.S. Bank, N.A., or another bank reasonably acceptable to Administrative Agent and Buyers.

“Balloon Payment” means, for any Purchased Asset for which the final principal payment is substantially greater than periodic scheduled principal payments due thereunder, the payment due on its maturity date.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230

“Borrower” means the obligor or obligors on a Promissory Note, including any person who has assumed the obligations of the obligor thereunder.

“Breakage Costs” has the meaning specified in Section 4(e) hereof.

“Business Day” means any day other than (i) a Saturday or Sunday; (ii) a public or bank holiday in New York City or (iii) any day on which the New York Stock Exchange is closed.

“Buyers” means Administrative Agent, in its capacity as a buyer and each buyer identified by the Administrative Agent from time to time pursuant to the Administration Agreement and their successors in interest and assigns pursuant to Section 22 hereof.

“Cash” has the meaning specified in the Pricing Side Letter.

“Cash Equivalents” has the meaning specified in the Pricing Side Letter.

“Change in Control” means any of the following events shall have occurred:

(A)          any transaction or event as a result of which Guarantor ceases to own, beneficially or of record, 85% of the membership interests of Equity Pledgor;

(B)          any transaction or event as a result of which Equity Pledgor ceases to own, beneficially or of record, 100% of the equity interests of Seller;

(C)          the sale, transfer, or other disposition of all or substantially all of Seller’s, Equity Pledgor’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction);

(D)          Guarantor ceases to be Controlled by Fortress; or

(E)          a Division/Series Transaction has occurred with respect to Seller.

“Closed Asset” means with respect to any Commercial Mortgage Loan or Mezzanine Loan, that (a) the related Promissory Note and any applicable security instrument have been delivered to the Seller and (b) funds have been disbursed to the Borrower, in each case, prior to the related Purchase Date.

“Closing Data Tape” means, with respect to any Transaction as of any Purchase Date, a computer tape or other electronic medium generated by Seller, Servicer or any Affiliate of Seller and delivered to Administrative Agent and Custodian, which provides, with respect to each Purchased Asset that is the subject of such Transaction, each of the data fields set forth on Exhibit B attached hereto and the information responsive to each such field, as well as any and all new, modified or updated information with respect to such Purchased Asset that has been provided to Administrative Agent prior to the applicable Purchase Date and as to which the Purchase Price or any other information set forth in the Transaction Request and Confirmation for such Transaction has been based, in each case in a format that has previously been approved by Administrative Agent and is otherwise acceptable to Administrative Agent.

“CLTA” means California Land Title Association, or any successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Asset” means, any Eligible Asset or Purchased Asset that is comprised of a Senior Asset and a related Stapled Mezzanine Asset or B-Note, as applicable.  Unless otherwise specified any Combined Asset shall be treated as a single Eligible Asset or Purchased Asset, as applicable, under the Program Agreements.  Notwithstanding anything to the contrary, unless otherwise expressly agreed in writing, any Stapled Mezzanine Asset or B-Note shall be repurchased hereunder simultaneously with the related Senior Asset.

“Commercial Mortgage Loan” means an adjustable rate first lien Mortgage Loan secured by a first mortgage lien on a Multi-Family Property or other types of Mortgaged Property approved by Administrative Agent (on behalf of Buyers) in its sole discretion.

“Complete Submission” means with respect to any Transaction, the Summary Diligence Materials together with a Preliminary Data Tape.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” of a Person or object means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of such Person or object, whether through the ability to exercise voting power, by contract, or otherwise, and the terms “Controlling” and “Controlled” shall have correlative meanings.  For clarity, a Person that does not have the exclusive right to direct or cause the direction of the management and policies of such Person, but does possess customary “major decision” rights, shall not be deemed to “Control” such Person.

“Controlling Holder” shall mean, the holder of any Promissory Note to the extent that such holder has the full power, authority and discretion to service (or cause to be serviced) the related Commercial Mortgage Loan and/or Mezzanine Loan and to direct servicing actions with respect thereto (including, without limitation, to modify and amend the terms thereof and to pursue remedies and enforcement actions) without the consent of any other Person (including, without limitation, any holder of a companion Promissory Note).

“CP Conduit” means any Buyer that is an asset-backed commercial paper conduit that is administered by Administrative Agent or any Affiliate thereof.

“Credit Event” has the meaning assigned to such term in the Pricing Side Letter.

“Custodial Agreement” means the custodial agreement dated as of the date hereof, among Seller, Administrative Agent, Buyers and Custodian as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodial Asset Transmission” has the meaning assigned to such term in the Custodial Agreement.

“Custodian” means U.S. Bank, N.A. or such other party reasonably acceptable to Administrative Agent and Buyers.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Threshold” has the meaning specified in the Pricing Side Letter.

“Deposit Account” means the account established by the Servicer for the benefit of Administrative Agent for the benefit of Buyers, into which all collections and proceeds on or in respect of the Purchased Assets shall be deposited by Servicer, and which is subject to the Deposit Account Control Agreement.

“Deposit Account Control Agreement” means that certain Cash Management Agreement, dated as of the date hereof, among Administrative Agent, Seller and Bank, as amended, restated, supplemented or otherwise modified from time to time.

“Distribution Worksheet” means a worksheet setting forth the amounts and recipients of distributions to be made on the next succeeding Price Differential Payment Date, substantially in the form of Exhibit E attached hereto.

“Division/Series Transaction” means, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two (2) or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Due Diligence Fee” has the meaning assigned to such term in the Pricing Side Letter.

“E-Sign” means the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

“Effective Advance Rate” means, with respect to any Purchased Asset, the quotient of the outstanding Purchase Price of such Purchased Asset divided by the outstanding principal balance of such Purchased Asset.

“Effective Date” means the date hereof.

“Eligible Asset” means (a) as of the Purchase Date, any performing Commercial Mortgage Loan that is a Closed Asset (other than with respect to a Table-Funded Asset) and conforms with the applicable representations and warranties on Schedule 1(a), 1(b) and/or 1(c), as applicable (subject to Approved Representation Exceptions) or (b) a Combined Asset for which both the related Commercial Mortgage Loan and the related Mezzanine Loan and/or B-Note are Closed Assets (other than with respect to a Table-Funded Asset), which conforms with the applicable representations and warranties on Schedule 1(b) (subject to Approved Representation Exceptions), which in each case conforms with the applicable representations and warranties on Schedule 1(c); provided that, in each case of clauses (a) and (b), the applicable Eligible Asset is (x) not a Non-Performing Asset and (y) acceptable to Administrative Agent and Buyers in their sole discretion on the basis of certain loan and property metrics and conditions (including, without limitation, Pricing Rate and Purchase Price Loan-To-Value Ratio, debt service coverage ratio and debt yield) determined by Buyers in their sole discretion.

“Eligible Securitization Transaction” has the meaning specified in the Pricing Side Letter.

“Embargoed Person” has the meaning set forth in paragraph (rrr) of Schedule 1(a) hereof.

“Environmental Condition” means recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor).

“Environmental Law” means any federal, state, foreign and/or local statute, law, rule, regulation, ordinance, code, guideline, written policy and/or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety, or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”); 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.

“Environmental Site Assessment” has the meaning specified in paragraph (aa) of Schedule 1(a) hereof.

“Equity Pledge Agreement” means that certain Pledge Agreement made by Equity Pledgor, dated as of the date hereof, in favor of the Administrative Agent for the benefit of Buyers as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Equity Pledged Assets” means the “Pledged Assets” as defined in the Equity Pledge Agreement.

“Equity Pledgor” means FCR DC JV Atlas Pledgor LLC, a Delaware limited liability company, in its capacity as pledgor under the Equity Pledge Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller or Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Instruction Letter” means, with respect to a Table-Funded Asset, an instruction letter delivered to the applicable title insurance company substantially in the form of Exhibit I hereto or as otherwise approved by Administrative Agent in its sole discretion.

“E-Sign” means the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq.

“Event of Default” has the meaning specified in Section 15 hereof.

“Event of Termination” means with respect to any Seller Party  (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the withdrawal of such Seller Party or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the failure by such Seller Party or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA; (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Seller Party or any ERISA Affiliate thereof to terminate any Plan; (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code; (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vii) the receipt by such Seller Party or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan; or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Seller Party or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Section 430(k) of the Code with respect to any Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Buyer or required to be withheld or deducted from a payment to a Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Buyer being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer pursuant to a law in effect on the date on which (i) such Buyer becomes a party to this Agreement or (ii) such Buyer changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 11(e), amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to such Buyer’s failure to comply with Section 11(e)(6) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Extension Fee” has the meaning assigned to such term in the Pricing Side Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or agreement implementing an intergovernmental approach thereto.

“FDIA” has the meaning specified in Section 26(c) hereof.

“FDICIA” has the meaning specified in Section 26(d) hereof.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Foreign Buyer” means (a) if the Seller is a U.S. Person, a Buyer that is not a U.S. Person, and (b) if the Seller is not a U.S. Person, a Buyer that is resident or organized under the laws of a jurisdiction other than that in which the Seller is resident for tax purposes.

“Fortress” means Fortress Investment Group LLC, a Delaware limited liability company.

“Funding Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Future Advance Failure” shall mean, with respect to any Purchased Asset, the occurrence of any litigation or other proceeding alleging a failure to fund any Future Funding Obligation as and when required thereunder.

“Future Funding Obligation” means, with respect to a Purchased Asset any amount to be advanced by the Seller after the first (1st) disbursement under such Purchased Asset and which as of the date of determination has not yet been advanced.  For the avoidance of doubt, any earnouts or upfront reserves under or established prior to the first (1st) disbursement under such Purchased Asset that are included in the unpaid principal balance shall not constitute Future Funding Obligations and will be funded as part of the initial Purchase Price.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller, Equity Pledgor, Servicer, Guarantor, Administrative Agent or any Buyer, as applicable.

“Ground Lease” means a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Borrower of the related Mortgage Loan.

“Ground Lessee” means the ground lessee under a Ground Lease.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Administrative Agent.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means, individually and collectively, Fortress Credit Realty Income Trust, a Maryland statutory trust, and any Replacement Guarantor, individually or collectively as the context may require, in each case in its capacity as guarantor under the Guaranty.

“Guaranty” means the guaranty of the Guarantor dated as of the date hereof in favor of the Administrative Agent for the benefit of Buyers as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Income” means with respect to any Purchased Asset at any time until repurchased by the Seller, any principal payments received thereon or in respect thereof and all interest, dividends or other distributions thereon (less any portions thereof that are required to be deposited into and held in escrow or reserve under the terms of the Purchased Asset).

“Indebtedness” has the meaning assigned to such term in the Pricing Side Letter.

“Indemnified Party” has the meaning specified in Section 30(a) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or Guarantor hereunder or under any Program Agreement, and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Manager” means the independent manager appointed in accordance with the Seller Agreement.

“Insurance Rating Requirements” means, with respect to an insurer meeting the requirements of the related Mortgage, a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Litigation Threshold” has the meaning specified in the Pricing Side Letter.

“Loan-to-Value Ratio” means with respect to any Eligible Asset, the ratio of the current outstanding principal amount of the Eligible Asset to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of the Eligible Asset, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 6(b) hereof.

“Margin Deadline” has the meaning specified in Section 6(c) hereof.

“Margin Deficit” means, with respect to any Purchased Asset as of any date of determination, upon the occurrence and during the continuance of a Credit Event, the positive difference (if any) between (i) its then outstanding Purchase Price and (ii) its then current Asset Value.

“Margin Excess” means, with respect to any Purchased Asset as of any date of determination, the amount (if any) by which its then current Asset Value is greater than its then outstanding Purchase Price.

“Market Value” has the meaning assigned to such term in the Pricing Side Letter.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Seller Party or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller Party or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller Party or any Affiliate that is a party to any Program Agreement, in each case as determined by Administrative Agent in its reasonable discretion.

“Maximum Aggregate Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

“Mezzanine Loan” means a whole mezzanine loan that is secured by a pledge of all of the equity interests in the entity or entities that own, directly or indirectly, the Mortgaged Property securing the related Mortgage Loan and evidenced by a Promissory Note.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means, with respect to each Mortgage Loan, each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Loan” means a commercial loan evidenced by a Promissory Note and secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Promissory Note.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Multi-Family Property” means a four (4) or more family residential property, including all land, amenities and improvements, with individual units principally for lease to residential tenants occupying the same.  For avoidance of doubt, student housing and senior living facilities shall be considered multi-family commercial real estate.

“Non-Performing Asset” has the meaning assigned to such term in the Pricing Side Letter.

“Notice Date” has the meaning specified in Section 3(b) hereof.

“Notice to Borrower” means a notice, substantially in the form of Exhibit G hereto, which the Administrative Agent may instruct the Custodian to send to each Borrower of a Purchased Asset subject to a Transaction after the occurrence and continuance of an Event of Default.

“Obligations” means (a) all of Seller’s obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities of any Seller Party, to Administrative Agent and Buyers or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b)  any and all sums paid by Administrative Agent, Buyers or Administrative Agent on behalf of Buyers (in each case in accordance with and subject to the terms and conditions of the Program Agreements) in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Administrative Agent or Buyers of their rights under the Program Agreements, including, without limitation, reasonable attorneys’ fees and disbursements and court costs, but without duplication of amounts recovered under any other Program Agreement; and (d) all of the Seller Parties’ indemnity obligations (whether several or joint and several) to Administrative Agent, Buyers and Custodian pursuant to the Program Agreements.

“OFAC” has the meaning specified in Section 13(a)(24) hereof.

“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

“Other Connection Taxes” means, with respect to Administrative Agent or any Buyer, Taxes imposed as a result of a present or former connection between Administrative Agent or such Buyer and the jurisdiction imposing such Tax (other than connections arising solely from Administrative Agent or such Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Agreement, or sold or assigned an interest in any Transaction or Program Agreement).

“Other Plan” shall mean any employee benefit plan, including without limitation any “governmental plan” (as described in Section 3(37) of ERISA) or “church plan” (as described in Section 3(33) of ERISA) which has not made an election under Section 410(d) of the Code, that is subject to any Similar Law.

“Other Plan Law” shall mean any federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of an entity to be treated as assets of an Other Plan by virtue of interests held by Other Plans in such entity, and thereby subject such entity (or other Persons responsible for the investment and operation of the entity’s assets) to Similar Law.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement or the Purchased Assets.

“Participant Register” has the meaning specified in Section 22(e) hereof.

“Payment Extension Certificate” means Seller’s written certification to Administrative Agent duly executed by an authorized officer of Seller, certifying to Administrative Agent that (i) it has paid to Administrative Agent Available Cash on hand in payment of the Margin Deficit or the applicable Repurchase Price in respect of which the Payment Extension Certificate is being delivered, and (ii) as of the date of such Payment Extension Certificate, it and each applicable Guarantor has duly delivered a funding notice under its liquidity facility or its subscription credit facility or a capital call notice to its direct or indirect investors (annexing a copy of such funding notice or capital call notice) for an amount sufficient to pay the remaining amount owing of the applicable Margin Deficit or Repurchase Price in respect of which the Payment Extension Certificate is being delivered.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Amount” has the meaning assigned to such term in the Pricing Side Letter.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by Seller, Guarantor or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Assets” has the meaning specified in Section 13(a)(23) hereof.

“Pledge Agreement” means, in the case of a Mezzanine Loan, any security agreement creating in favor of the pledgee under such Mezzanine Loan a security interest over all of the equity interests in entities that own, directly or indirectly, the commercial or multi-family properties that serve as collateral for the related Mortgage Loan.

“PML” has the meaning specified in paragraph (v) of Schedule 1(a).

“Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Power of Attorney” means, individually and collectively, as the context may require, a Power of Attorney substantially in the form of Exhibit C-1 and Exhibit C-2 hereto.

“Preliminary Data Tape” means a preliminary version of the Closing Data Tape, which shall be attached to the Summary Diligence Materials as part of the Complete Submission.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the then outstanding Purchase Price for such Transaction, calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.  For the avoidance of doubt, Price Differential accrues from and including the Price Differential Payment Date (or, with respect to the first (1st) Price Differential Payment Date for each Transaction, from and including the related Purchase Date) through but excluding the next Price Differential Payment Date.

“Price Differential Payment Date” means the fifteenth (15th) day of the month following the Purchase Date and each succeeding fifteenth (15th) day of each month thereafter; provided that the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any Price Differential Payment Date would fall on a day which is not a Business Day, such Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Period” means, with respect to each Price Differential Payment Date, the period from and including the immediately preceding Price Differential Payment Date (or, with respect to the first (1st) Pricing Period for the Transaction, from and including the Purchase Date) to but excluding such Price Differential Payment Date, unless otherwise agreed to by the Administrative Agent and the Seller in writing.

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Pricing Side Letter” means, the letter agreement dated as of the date hereof, among Administrative Agent, Buyers, Seller and the Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Principal Prepayment” means, for any Purchased Asset, any amount applied to reduce the principal or other invested amount of such Purchased Asset, other than a scheduled principal payment, including (i) principal prepayments from any source and of any nature whatsoever, (ii) net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount or other invested amount of the related Purchased Asset, and (iii) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset to the extent applied to reduce the principal amount or the invested amount of the related Purchased Asset.

“Program Agreements” means, collectively, this Agreement, the Pricing Side Letter, the Power of Attorney, the Servicing Agreement, the Servicer Letter, the Equity Pledge Agreement, the Deposit Account Control Agreement, the Custodial Agreement, the Guaranty, the Administration Agreement, the Seller Agreement, the Seller Certificate and all executed Transaction Requests and Confirmations.

“Prohibited Person” has the meaning specified in Section 13(a)(24) hereof.

“Prohibited Transferee” shall have the meaning specified in Exhibit J to this Agreement.

“Promissory Note(s)” means any promissory note or other evidence of the indebtedness of the Seller under a Commercial Mortgage Loan and/or Mezzanine Loan.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date on which Purchased Assets are to be transferred by Seller to Administrative Agent for the benefit of Buyers.

“Purchase Price” means, with respect to each Purchased Asset:

(a)         on the Purchase Date for such Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Administrative Agent on behalf of Buyers, which price shall equal the Asset Value of such Purchased Asset on such Purchase Date and which shall be set forth in the related Transaction Request and Confirmation; and

(b)        on any day after the Purchase Date, except when Administrative Agent and Seller agree otherwise, the amount determined under the immediately preceding clause (a), (i) increased by the amount of any additional Purchase Price funded by Buyers in respect of such Purchased Asset since its Purchase Date and (ii) decreased by the amount of any cash transferred by Seller to Administrative Agent to reduce the Purchase Price of such Purchased Asset in accordance with the Program Agreements.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Asset Documents” means the documentation governing a Purchased Asset and all ancillary documents related thereto.

“Purchased Asset Schedule” means with respect to any Transaction as of any date, a schedule substantially in the form of Annex 1 to Exhibit A attached hereto.  The Purchased Asset Schedule shall be attached to each Trust Receipt and Custodial Asset Transmission.

“Purchased Assets” means the collective reference to Commercial Mortgage Loans and Combined Assets, together with the Repurchase Assets related to such Commercial Mortgage Loans and Combined Assets transferred by Seller to Administrative Agent for the benefit of Buyers in a Transaction hereunder, listed on the related Closing Data Tape attached to the related Transaction Request and Confirmation.

“Qualified Transferee” shall mean (i) prior to the occurrence and continuance of an Event of Default, any of the following Persons: (a) a bank, financial institution, investment bank, pension fund, insurance company, trust company, savings and loan association, commercial credit corporation, pension fund advisory firm, mutual fund, governmental entity or plan, or similar entity, or an Affiliate of any of the foregoing, provided, that in all instances such Person has total assets (in name or under management) in excess of $500,000,000 and capital/statutory surplus or shareholder’s equity in excess of $250,000,000, (b) any Affiliate of any Buyer or (c) any other Person to which Seller has consented, in each case, provided that such Person is not a Prohibited Transferee, and (ii) upon the occurrence and continuance of an Event of Default, any Person.

“Record Holder” shall mean, the holder of any Promissory Note, to the extent that such holder is the lender of record (including, without limitation, the mortgagee or pledgee, as applicable, of record) with respect to the related Commercial Mortgage Loan and/or Mezzanine Loan pursuant to the related co-lender agreement, participation agreement or intercreditor agreement.

“Records” means all instruments, agreements and other books, records, and reports and data stored in other media for the storage of information maintained by any Seller Party or any other person or entity with respect to a Purchased Asset.  Records shall include the Promissory Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Purchased Asset.

“Reference Rate” means Term SOFR, or a Successor Rate pursuant to Section 5(c) of this Agreement.

“Register” has the meaning specified in Section 22 hereof.

“Repledge Transaction” has the meaning set forth in Section 18 hereof.

“Repledgee” has the meaning set forth in Section 18 hereof.

“REMIC” means a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” means provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Replacement Guarantor” has the meaning assigned to such term in the Guaranty.

“Reporting Date” means the last day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Representation Exceptions” means, a written list prepared by Seller and delivered to Administrative Agent specifying, in reasonable detail, the representations and warranties (or portion thereof) set forth in this Agreement (including Schedules 1(a), 1(b) and 1(c)) which are not satisfied with respect to a Purchased Asset.

“Repurchase Assets” has the meaning specified in Section 8 hereof.

“Repurchase Date” means, with respect to any Purchased Asset, the earliest of (i) the Termination Date, (ii) the date requested pursuant to Sections 4(a) and 4(d), (iii) the date set forth in the applicable Transaction Request and Confirmation executed by Administrative Agent or (iv) the date determined by application of Section 16 hereof.

“Repurchase Price” means, with respect to each Purchased Asset, the price at such Purchased Asset is to be transferred from the Administrative Agent for the benefit of Buyers to Seller upon termination of the related Transaction, which shall be determined in each case (including Transactions terminable upon demand) as the sum of (i) the outstanding Purchase Price as of the date of such determination, (ii) the accrued but unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, (iii) the Exit Fee, if any, with respect to such Purchased Asset as of the date of such determination and (iv) other amounts due and payable to Administrative Agent or any Buyer.

“Request for Repurchase and Confirmation” means a request from Seller to Administrative Agent, in the form attached as Exhibit H hereto, to repurchase Purchased Assets subject to a Transaction, which shall not be binding upon Administrative Agent unless and until countersigned by Administrative Agent and delivered to Seller.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other Governmental Authority, applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“S&P” means Standard & Poor’s Ratings Services, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, Russia, North Korea, Syria and the Crimean, Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Seller” means FCR DC JV Atlas Seller LLC, a Delaware limited liability company, or its permitted successors and assigns.

“Seller Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Seller entered into and effective as of the Effective Date, among Equity Pledgor and the Independent Manager named therein.

“Seller Certificate” means the non-negotiable certificate issued and endorsed by an officer or authorized signatory of the Seller in accordance with the Seller Agreement, which evidences ownership of 100% of the Seller Interests.

“Seller Interests” means any and all Stock and/or other ownership or profit interests in the Seller and any and all rights, powers and remedies of the holder of a Seller Interest with respect to such “Seller Interest”, including, without limitation, such holder’s rights as holder of such Stock and/or other ownership or profit interests, to manage affairs, to make determinations, to exercise any election or option and/or to give or receive any notice, consent, waiver or approval, together with the full power and authority to demand, receive, enforce, execute, endorse or cash any checks or other payments or other instruments or orders, to file any claims and/or to take any action that may be necessary or advisable in connection with any of the foregoing.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Equity Pledgor, the initial Servicer (and any replacement Servicer that is an Affiliate of a Seller Party) and/or Guarantor.

“Senior Asset” means, with respect to any Combined Asset, the related Commercial Mortgage Loan or A-Note representing an interest in such Commercial Mortgage Loan, as applicable.

“Servicer” means alterDomus or any other servicer reasonably acceptable to Administrative Agent.

“Servicer Account” shall have the same meaning as “Collection Account” as defined in the Servicing Agreement.

“Servicer Fees” means, with respect to each Pricing Period and the distribution of funds on the related Price Differential Payment Date pursuant to Section 7 of this Agreement, an amount equal to the Servicer Fees earned and accrued by the Servicer during such Pricing Period.

“Servicer Letter” means the Seller’s notice, pledge and redirection letter acknowledged by the Servicer with instructions to Servicer to remit payments to the Deposit Account substantially in the form of Exhibit D hereto or otherwise agreed upon by the parties.

“Servicer Remittance Date” shall have the same meaning as “Remittance Date” as defined in the Servicing Agreement.

“Servicer Termination Event” has the meaning specified in Section 12(b) hereof.

“Servicing Agreement” means the servicing agreement dated as of the Closing Date, entered into among Seller and Servicer as the same may be amended, restated, supplemented or otherwise modified from time to time (including pursuant to the terms of any applicable Servicer Letter).

“Servicing Report” means a report remitted by the Servicer monthly, in form and substance acceptable to Administrative Agent.

“Servicing Rights” means contractual, possessory or other rights of the Seller arising hereunder or any other Person arising under a Servicing Agreement, or otherwise, to administer, service or subservice, the Purchased Assets or to possess related Records.

“Significant Modification” shall mean any of the following:

(i)         any amendment, consent, waiver (other than the waiver of default interest for a period not to exceed sixty (60) days or late charges, which waiver shall be expressly permitted) or other action which has the effect of modifying or waiving any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs (unless such discounted payoff shall be for an amount equal to or in excess of the Repurchase Price)) of a Purchased Asset or any extension of the maturity date of such Purchased Asset, other than (A) if required pursuant to the specific terms of the related Purchased Asset and (B) for which there is no lender discretion;

(ii)        any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset or any consent to either of the foregoing, other than (A) if required pursuant to the specific terms of the related Purchased Asset and (B) for which there is no lender discretion;

(iii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the related Borrower or consent to the incurrence of debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(iv)       any acceptance of an assumption agreement releasing a Borrower or other obligor from liability under a Purchased Asset other than (A) pursuant to the specific terms of such Purchased Asset and (B) for which there is no lender discretion;

(v)         any foreclosure or exercise of any material remedies under a Purchased Asset;

(vi)       any amendment or modification of any “Major Lease,” “Material Lease” or any similarly identified leases as such terms are defined in the applicable Purchased Asset Document that could reasonably be expected to materially and adversely affect the value, condition or operation of such Purchased Asset or the related Mortgaged Property; or

(vii)      any amendment, consent, waiver or other action under or in connection with a Purchased Asset which, in each case, would have the effect of waiving any monetary or material non-monetary default or any event of default, or waiving or delaying the exercise of any remedies in connection therewith, including without limitation, entering into any forbearance agreement.

With respect to any Purchased Asset which is an A-Note, or Combined Asset, any Significant Modification of the related Commercial Mortgage Loan or Mezzanine Loan shall be a Significant Modification of such Purchased Asset.

“Similar Law” means any federal, state, local, non-U.S. or other law or regulation that regulates the investment of any Other Plan or that is substantively similar to Section 406 of ERISA or Section 4975 of the Code.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“SOFR” means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or any successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Stapled Mezzanine Asset” means, with respect to any Combined Asset, the related Mezzanine Loan or A-Note representing a portion of such Mezzanine Loan, as applicable.

“Stock” means all shares, options, warrants, membership interests, partnership interests, ownership interests, participations, securities convertible into or exchangeable for shares of capital stock, limited liability company interests, and/or other ownership or profit interests, operating and/or management interest or any equivalent of any of the foregoing (regardless of how designated) of or in a Person, whether voting or nonvoting, and whether or not such shares, limited liability company interests, warrants, options, rights or other interests are outstanding on any date of determination, including, but not limited to, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one (1) or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Rate” has the meaning specified in Section 5(c) hereof.

“Successor Rate Conforming Changes” means with respect to any proposed Successor Rate, any technical, administrative or operational change (including any change to the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its sole discretion, may be appropriate to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent decides, in its sole discretion, is reasonably necessary in connection with the administration of this Agreement or any other Program Agreement).

“Summary Diligence Materials” means the items described on Annex 3 to Exhibit A hereto for each Eligible Asset proposed to be sold to Administrative Agent on behalf of Buyers in accordance with, and subject to the terms and conditions of, this Agreement.

“Table-Funded Asset” means any Commercial Mortgage Loan or Mezzanine Loan (i) that is not a Closed Asset; (ii) that has been approved by Administrative Agent in its sole discretion and (iii) for which Seller delivered a Transaction Request and Confirmation pursuant to Section 3 hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR as published by the Term SOFR Administrator for a one-month period on the Term SOFR Determination Day as such rate is published by the TERM SOFR Administrator; provided that, if the Administrative Agent determines that any such lookback or other conventions for this rate selected is not administratively, operationally, or technically feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its sole discretion.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Term SOFR Determination Day” means the day that is two (2) U.S. Government Securities Business Days prior to the first day of the related Pricing Period.

“Termination Date” has the meaning specified in the Pricing Side Letter.

“Third Party Servicer” means any servicer of the Purchased Assets or a portion thereof, other than the Servicer who is the primary servicer and administrator of the Purchased Assets and approved by Administrative Agent.

“Title Exceptions” has the meaning specified in paragraph (q) of Schedule 1(a) hereof.

“Title Policy” has the meaning specified in paragraph (u) of Schedule 1(a) hereof.

“Transaction” has the meaning specified in Section 1 hereof.

“Transaction Request and Confirmation” means a request from Seller to Administrative Agent, in the form attached as Exhibit A hereto, to enter into a Transaction, which shall not be binding upon Administrative Agent unless and until countersigned by Administrative Agent and delivered to Seller.  For the avoidance of doubt, a Transaction Request and Confirmation may refer to multiple Purchased Assets; provided that each Purchased Asset shall be deemed to be subject to its own Transaction.

“Transferee” has the meaning specified in Section 22 hereof.

“TRIA” has the meaning specified in paragraph (mmm) of Schedule 1(a) hereof.

“Trust Receipt” means a trust receipt, substantially in the form attached to the Custodial Agreement, issued by Custodian to Administrative Agent confirming the Custodian’s possession of certain Asset Files which are the property of and held by Custodian for the benefit of Administrative Agent (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Administrative Agent in its sole and absolute discretion.

“UETA” means the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday and (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 11(e)(6)(ii)(B) (iii) hereof.

“Withholding Agent” means Seller and Guarantor.

3.           Program; Initiation of Transactions

a.          From time to time, in the sole discretion of Buyers, Administrative Agent (for the benefit of Buyers) may purchase from Seller certain Eligible Assets that have been purchased or originated by Seller and offered under the Program Agreements for such purpose to Buyers.  All Purchased Assets shall be serviced by Servicer subject to the Administrative Agent’s rights herein or in the Servicing Agreement.  The aggregate Purchase Price of Purchased Assets subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.

b.          With respect to each Transaction, Seller shall give Administrative Agent and Custodian at least ten (10) Business Days’ prior notice of any proposed Purchase Date (the date on which such notice is given, the “Notice Date”).  On the Notice Date, Seller shall (i) request that Administrative Agent enter into a Transaction by furnishing to Administrative Agent a Transaction Request and Confirmation (with respect to each Eligible Asset) accompanied by a Complete Submission, (ii) deliver to Administrative Agent and Custodian a proposed Purchased Asset Schedule and (iii) pay to Purchaser the Due Diligence Fee with respect to each Eligible Asset proposed to be subject to a Transaction.  In the event the Purchased Asset Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Administrative Agent shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat the Eligible Assets or properly align the computer fields.

c.          Following receipt of a Transaction Request and Confirmation and a Complete Submission, Administrative Agent shall, as hereinafter provided, inform Seller of its election to purchase any Eligible Assets proposed to be sold to Administrative Agent for the benefit of Buyers by Seller hereunder.  Administrative Agent on behalf of Buyers shall have the right to review all Eligible Assets proposed to be sold to Administrative Agent on behalf of Buyers and conduct its own due diligence investigation of such Eligible Assets as Administrative Agent determines in its sole good faith discretion.  Administrative Agent shall conduct its diligence review within (i) five (5) Business Days (or such other time frame to be mutually agreed upon by Administrative Agent and Seller) following its receipt of the Complete Submission, so long as Seller provided Administrative Agent with underwriting prescreen information for such Table-Funded Assets at least ten (10) Business Days prior to the proposed Purchase Date, and (ii) ten (10) Business Days (or such other time frame to be mutually agreed upon by Administrative Agent and Seller) following receipt of the Complete Submission with respect to Eligible Assets other than Table-Funded Asset.  If, with respect to any Eligible Asset, Administrative Agent does not respond to Seller within the time frames specified in the preceding sentence, Administrative Agent shall be deemed to have elected not to purchase such Eligible Asset.  Upon completion of its review, Administrative Agent shall in its sole discretion determine whether to purchase any or all of such Eligible Assets and consistent with this Agreement, confirm the terms for each such proposed Transaction, including the Purchase Price, Purchase Price Percentage, the Market Value, the Asset Value, the Pricing Rate, and the Repurchase Date for such Transaction.  The terms thereof shall be set forth in the Transaction Request and Confirmation signed by the Seller, and countersigned by Administrative Agent, to be returned to Seller on or prior to the Purchase Date.  To the extent any term in the Transaction Request and Confirmation is incomplete, inconsistent with, or otherwise adds terms to this Agreement, or to the extent Administrative Agent chooses not to enter into a Transaction pursuant to Section 3(e) below, the Administrative Agent shall have no obligation to execute and/or deliver the Transaction Request and Confirmation to the Seller.

d.        Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the Purchased Assets and related Repurchase Assets shall pass to Administrative Agent on behalf of Buyers on the Purchase Date, against the transfer of the Purchase Price to Seller.  Upon transfer of the Purchased Assets to Administrative Agent on behalf of Buyers as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 hereof, ownership of each Purchased Asset, including each document in the related Asset File and Records, is vested in the Administrative Agent on behalf of Buyers identified under the Administration Agreement; provided that, record title in the name of Seller to each Purchased Asset shall be retained by Seller in trust, for the benefit of Administrative Agent, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Purchased Assets.

e.        This Agreement is not a commitment by Administrative Agent to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Administrative Agent to enter into Transactions with Seller.  Seller hereby acknowledges that Administrative Agent is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.

4.           Repurchase

a.         Seller shall repurchase the related Purchased Assets from Administrative Agent on behalf of Buyers on each related Repurchase Date, provided that, the assignment, conveyance and release of such Purchased Asset by Purchaser to Seller shall be subject to Section 4(b) below. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by Administrative Agent shall be applied to reduce the Repurchase Price for such Purchased Asset on each Price Differential Payment Date except as otherwise provided herein).  Seller is obligated to repurchase on the related Repurchase Date and, subject to the proviso above, take physical possession of the Purchased Assets from Administrative Agent or its designee (including the Custodian) at Seller’s expense.

b.         Provided that no Default or Event of Default shall have occurred and be continuing or result therefrom, and Administrative Agent has received the related Repurchase Price upon repurchase of the Purchased Assets, Administrative Agent and Buyers agree to release their respective ownership interests hereunder in the Purchased Assets (including, the Repurchase Assets related thereto) at the request of Seller; provided, however, that no Purchased Asset shall be assigned, conveyed or otherwise released to Seller if such assignment, conveyance or other release would result in any Margin Deficit in excess of the Permitted Amount, until such time as the resulting Margin Deficit has been satisfied and paid in full. Notwithstanding the foregoing, if a Purchased Asset is being repurchased in connection with a repayment in full by the related Borrower or other obligor, Administrative Agent and Buyers agree to release (if an Event of Default had occurred, only to the extent that Administrative Agent has not enforced remedies) their respective ownership interests hereunder in such Purchased Asset (including, the Repurchase Assets related thereto) if the full amount of proceeds received by or on behalf of Seller in connection with such repayment has been remitted to Administrative Agent.

c.          With respect to Principal Prepayments in full or part by the related Borrower or obligor of a Purchased Asset, Seller agrees to (i) provide Administrative Agent with a copy of a report from the related Servicer indicating that such Purchased Asset has been paid in full or part and (ii) cause to be paid to Administrative Agent from the Deposit Account such portion of the Purchase Price as shall be payable on the date of receipt of such prepayment.  With respect to Purchased Assets being serviced by Third Party Servicers, the Seller and Servicer shall forward to the Deposit Account all payments of principal to the extent received from the underlying obligor and Third Party Servicer.  Administrative Agent and Buyers agree to release their respective ownership interests in Purchased Assets which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

d.         The Seller may voluntarily repurchase Purchased Assets without penalty or premium, but subject to payment of an Exit Fee (if any) under certain circumstances as set forth in the Program Agreements, on any Business Day by delivering to Administrative Agent a Request for Repurchase and Confirmation no more than once per week unless consented to in writing by Administrative Agent in its sole discretion.  If the Seller intends to make such a repurchase, the Seller shall give at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, designating the Purchased Assets to be repurchased; provided, however, such notice is revocable provided Seller shall reimburse Administrative Agent in an amount sufficient to compensate Administrative Agent for any out-of-pocket costs and expenses actually incurred in connection with the revocation of such notice.  If such notice is given and is not timely revoked, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets.

e.         If the Seller repurchases, in whole or in part, Purchased Assets on any day which is not the Repurchase Date or a Price Differential Payment Date for such Purchased Assets, the Seller shall indemnify the Administrative Agent and hold the Administrative Agent harmless from any actual out-of-pocket losses, costs and/or expenses which the Administrative Agent sustains or incurs arising from the reemployment of funds obtained by the Administrative Agent hereunder or from fees payable to terminate the deposits from which such funds were obtained, in each case for the remainder of the applicable 30-day period (“Breakage Costs”).  Notwithstanding anything to the contrary contained herein, Administrative Agent shall deliver to the Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined by the Administrative Agent to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon the Seller, absent manifest error.

f.           In the event that any Purchased Asset has become a Non-Performing Asset then, within two (2) Business Days after the earlier to occur of (i) Seller obtaining knowledge that such Purchased Asset has become a Non-Performing Asset or (ii) Seller’s receipt of written notice from Purchaser that such Purchased Asset has become a Non-Performing Asset (such date, the “Required Repurchase Date”), Seller shall terminate the relevant Transaction and repurchase such Purchased Asset and pay to Purchaser cash in an amount equal to the Repurchase Price for such Purchased Asset; provided that if Seller has transferred to Purchaser within such two (2) Business Day period all Available Cash of Seller and Guarantor and all such Available Cash is not sufficient to satisfy pay the applicable Repurchase Price in full, Seller shall (A) prior to such Required Repurchase Date, (i) request that Guarantor (x) make a capital call or (y) deliver a funding notice under its liquidity facility or its subscription credit facility, in each case, in an amount which will be sufficient to satisfy the balance of the applicable Repurchase Price in full and (ii) provide Administrative Agent with copies of the related capital call notice or funding notice, as applicable, and an original Payment Extension Certificate, (B) within two (2) Business Days after receipt of funds, pay to Administrative Agent amounts received on account of any such capital call or funding notice, as applicable, and (C) within twelve (12) Business Days of the Required Repurchase Date, terminate the relevant Transaction and repurchase such Purchased Asset and pay to Purchaser the then outstanding balancing of the applicable Repurchase Price for such Purchased Asset.

5.           Price Differential

a.         On the Term SOFR Determination Day of each Pricing Period that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed between Administrative Agent and Seller, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date.  Two (2) Business Days prior to the Price Differential Payment Date, Administrative Agent shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date.  On the Price Differential Payment Date, Seller shall pay to Administrative Agent for the benefit of Buyers (to the extent not paid on such date through the payments required pursuant to Section 7(e), (f) or (g) hereof) the accrued but unpaid Price Differential for the benefit of Buyers for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7 and 34 hereof), by wire transfer in immediately available funds.

b.          If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Asset, Seller shall be obligated to pay to Administrative Agent for the benefit of Buyers (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate calculated from and after such Price Differential Payment Date and until the Price Differential is received in full by Administrative Agent for the benefit of Buyers.

c.          If prior to any Pricing Period, Administrative Agent determines in its sole discretion that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining the Reference Rate for such Pricing Period; (ii) the Reference Rate is no longer in existence; (iii) continued implementation of the Reference Rate is no longer operationally, administratively or technically feasible or no significant market practice for the administration of the Reference Rate exists, (iv) the Reference Rate will not adequately and fairly reflect the cost to Administrative Agent and Buyers of purchasing or maintaining Transactions or (v) the administrator of the Reference Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the Reference Rate shall no longer be made available or used for determining the interest rate of loans, Administrative Agent may give prompt notice thereof to Seller, whereupon the rate for such Pricing Period that will replace the Reference Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Administrative Agent, shall be the greater of (x) an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) and (y) zero, together with any proposed Successor Rate Conforming Changes, as determined by Administrative Agent in its sole discretion in accordance with Section 5(d) (any such rate, a “Successor Rate”).

d.          To the extent Administrative Agent implements a Successor Rate and Successor Rate Conforming Changes it will promptly notify Seller of the effectiveness of any such changes.  Any determination of a Successor Rate or the adoption of Successor Rate Conforming Changes shall, in each case, be made by the Administrative Agent in a manner substantially consistent with market practice with respect to similarly situated counterparties with substantially similar assets in similar facilities and any such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or the other Program Agreements.

6.           Margin Maintenance

a.           If at any time there exists a Margin Deficit (net of any Margin Excess in respect of any Purchased Assets), then, if such Margin Deficit is greater than the Permitted Amount, Administrative Agent may by notice to Seller require Seller to transfer to Administrative Agent for the benefit of Buyers cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).  Any such amount shall be applied by Administrative Agent to satisfy such Margin Deficit.

b.          Notice delivered pursuant to Section 6(a) above may be given pursuant to Section 20 hereof and by electronic mail.  Any such notice shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the fourth (4th) Business Day following receipt of such notice by Seller (the “Margin Deadline”); provided that, (x) any such notice delivered after 3:00 p.m. (New York City time) shall be deemed given on the next succeeding Business Day, and (y) if Seller has transferred to Administrative Agent prior to the Margin Deadline all Available Cash of Seller and Guarantor to reduce the related Margin Deficit and all such Available Cash is not sufficient to satisfy such Margin Deficit in full, Seller shall (A) prior to such Margin Deadline, (i) request that Guarantor (x) make a capital call or (y) deliver a funding notice under its liquidity facility or its subscription credit facility, in each case, in an amount which will be sufficient to satisfy the balance of the applicable Margin Deficit in full and (ii) provide Administrative Agent with copies of the related capital call notice or funding notice, as applicable, and an original Payment Extension Certificate, (B) within two (2) Business Days after receipt of funds, pay to Administrative Agent amounts received on account of any such capital call or funding notice, as applicable, and (C) within twelve (12) Business Days from the date on which such Margin Call was delivered to Seller, satisfy such Margin Call in full.

c.          In the event that a Margin Deficit exists with respect to any Purchased Asset, Administrative Agent may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Administrative Agent against the related Margin Deficit and (ii) may be applied by Administrative Agent against the Purchase Price of any Purchased Asset for which the related Margin Deficit remains otherwise unsatisfied.  If, at any time, either (x) (A) Seller has satisfied a Margin Deficit pursuant to Section 6(b) and (B) on any date subsequent to such satisfaction and prior to the Repurchase Date for the applicable Purchased Asset, the Market Value of such Purchased Asset increases such that a Margin Excess exists for such Purchased Asset, or (y) on the applicable Purchase Date, Seller requests a Pricing Rate that is less than the amount approved by Administrative Agent on such Purchase Date and, as of such date of determination, a Margin Excess exists for such Purchased Asset (utilizing the Purchase Price Percentage approved by the Administrative Agent as of the related Purchase Date), then, provided that no (i) monetary or material non-monetary Default or Event of Default then exists or (ii) no Margin Deficit then exists with respect to any other Purchased Asset, Seller may, on any Business Day, deliver to Administrative Agent a written request for an increase in the Purchase Price up to an amount such that the Purchase Price shall not exceed the Asset Value for such Purchased Loan as of such Purchase Date.  Provided the requested Purchase Price increase has been approved by Administrative Agent in its sole discretion (or at the request of the Buyers), then Administrative Agent and Seller shall amend and restate the existing Transaction Request and Confirmation for the applicable Transaction to set forth the new Purchase Price for the applicable Purchased Asset and any other necessary modifications to the terms set forth on the existing Transaction Request and Confirmation.

7.           Income Payments

a.          Seller shall cause Servicer to promptly, but in any event no later than two (2) Business Days after receipt, deposit all Income into the Servicer Account pursuant to the terms of the Servicing Agreement and any applicable Servicer Letter.

b.         The Deposit Account shall be established by Seller in accordance with the terms and conditions of the Deposit Account Control Agreement.  Servicer shall deposit or cause the transfer to the Deposit Account, all Income on deposit in the Servicer Account within two (2) Business Days of deposit in the Servicer Account pursuant to the terms of the Servicing Agreement and any applicable Servicer Letter.  Administrative Agent shall have sole dominion and control over the Deposit Account.

c.          All Income held in the Servicer Account and the Deposit Account shall be held in trust for the benefit of Administrative Agent on behalf of Buyers and shall not be commingled with any property that does not constitute a Purchased Asset or Repurchase Asset.

d.          In addition, with respect to each Purchased Asset, Seller shall deliver a Notice to Borrower to the Custodian.  Upon the occurrence and continuance of an Event of Default, Administrative Agent may instruct the Custodian to send such Notice to Borrower to the Borrower under each Purchased Asset then subject to a Transaction.

e.          All Balloon Payments and Principal Prepayments shall be held in the Deposit Account until the earlier of (i) the Price Differential Payment Date and (ii) the date which is no later than two (2) Business Days after the Bank receives a Distribution Worksheet.  Subject to the terms of the Deposit Account Control Agreement, Administrative Agent shall instruct Bank to withdraw or reserve such deposits on the date described in clause (i) or clause (ii) of the immediately preceding sentence, as applicable, as follows:

(1)           first, to Administrative Agent in the amount of any unpaid Margin Deficit to be applied by Administrative Agent to reduce the Purchase Price of the related Purchased Asset;

(2)         second, to Administrative Agent to reduce the Repurchase Price of the related Purchased Asset by an amount equal to such Balloon Payment or Principal Prepayment multiplied by the Effective Advance Rate, until the Repurchase Price of such Purchased Asset has been reduced to zero (0);

(3)        third to the payment of all other outstanding costs, fees, including, without limitation, the Funding Fee, Exit Fee and/or the Extension Fee, if applicable, and other amounts then due and payable to Administrative Agent pursuant to this Agreement; and

(4)            fourth, any remainder shall be paid to Seller or as Seller shall direct.

If an Event of Default shall have occurred and be continuing, such deposits held under this Section 7(e) shall be disbursed in accordance with Section 7(g) below.

f.           Funds deposited in the Deposit Account during each Pricing Period (other than Ballon Payments and Principal Prepayments) shall be held therein until the next Price Differential Payment Date. Subject to the terms of the Deposit Account Control Agreement, Administrative Agent shall instruct the Bank to withdraw any funds on deposit in the Deposit Account and distribute such funds on each Price Differential Payment Date as follows:

(1)          first, to Administrative Agent in payment of any accrued and unpaid Price Differential to the extent not paid by Seller to Administrative Agent pursuant to Section 5;

(2)         second, without limiting the rights of Administrative Agent under Section 6 of this Agreement, to Administrative Agent, in the amount of any unpaid Margin Deficit;

(3)          third, to Administrative Agent in reduction of the Repurchase Price of each Purchased Asset, the full amount of any payments of principal or other invested amount received on or with respect to such Purchased Asset multiplied by the Effective Advance Rate, in each case only to the extent not previously paid pursuant to any other provision of this Agreement;

(4)        fourth, to the payment of all other outstanding costs, fees, including, without limitation, the Funding Fee, Exit Fee and/or the Extension Fee, if applicable, and other amounts then due and payable to Administrative Agent pursuant to this Agreement; and

(5)            fifth, any remainder shall be paid to Seller or as Seller shall direct.

g.         Notwithstanding the preceding provisions, if an Event of Default shall have occurred and be continuing hereunder, all funds in the Deposit Account shall be withdrawn and applied:

(1)            first, in the same order of priority as Sections 7(f)(1) – (4) above;

(2)           second, to reduction of any remaining Obligations until reduced to zero (0); and

(3)           third, any remainder shall be paid to Seller.

h.          Administrative Agent shall offset against the accrued and outstanding Price Differential all Price Differential payments actually received by Administrative Agent pursuant to Section 5 hereof, excluding any amounts paid pursuant to any Price Differential payments made at the Post Default Rate.

8.           Security Interest

a.          Repurchase Assets.  On each Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets on a servicing released basis identified on the related Purchased Asset Schedule and the related Repurchase Assets to Administrative Agent for the benefit of Administrative Agent on behalf of Buyers.  Although the parties intend that all Transactions hereunder be sales and purchases and not loans (other than for accounting and tax purposes), in the event any such Transactions are deemed to be loans and in any event, Seller hereby pledges to Administrative Agent as security for the performance by Seller of the Obligations and hereby grants, assigns and pledges to Administrative Agent for the benefit of Buyers a fully perfected first priority security interest in Seller’s rights, title and interests in the Purchased Assets, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Assets), any Property relating to the Purchased Assets, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance and hazard insurance, Income, the Deposit Account and all amounts and property from time to time on deposit therein, accounts (including any interest of Seller in escrow accounts and reserve accounts) relating to the Purchased Assets and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any other interest in the Purchased Assets and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and Confirmation and/or Trust Receipt with respect to the Purchased Assets, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, together with the collateral described in Section 8(d) and Equity Pledged Assets, the “Repurchase Assets”).  Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that any Stapled Mezzanine Asset which is a Purchased Asset was not sold by Seller to Administrative Agent for the benefit of Buyers pursuant to this Agreement, or that Stapled Mezzanine Assets do not qualify for the safe harbor treatment provided by the Bankruptcy Code, then Seller hereby pledges to Administrative Agent as security for the performance by Seller of the Obligations and hereby grants, assigns and pledges to Administrative Agent for the benefit of Buyers, a continuing and fully perfected first priority security interest in Seller’s rights, title and interests in and Lien upon each such Stapled Mezzanine Asset which constitutes a Purchased Asset hereunder, and Administrative Agent (on behalf of Buyers) shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto.

b.         Financing Statements.  Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Administrative Agent’s security interest created hereby.  Furthermore, the Seller hereby authorizes the Administrative Agent to file financing statements relating to the Repurchase Assets, as the Administrative Agent, at its option, may deem appropriate, describing the collateral as “all assets of the Debtor” or words to that effect, and any limitations on such collateral description, notwithstanding that such collateral description may be broader in scope than the Repurchase Assets described in this Agreement.  The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

c.          Servicing Rights.  The Seller acknowledges that it does not have rights to service the Purchased Assets but only has rights as a party to the current Servicing Agreement and the Servicer Letter.  Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Administrative Agent security interest in the Servicing Rights, as indicated in the paragraph above.

d.          Deposit Account.  Seller hereby pledges to Administrative Agent for the benefit of Buyers as security for the performance by Seller of its Obligations under this Agreement and the other Program Agreements and grants to Administrative Agent a first priority security interest in all of Seller’s right, title and interest in and to the Deposit Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to the Deposit Account.

The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

9.           Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at the following account maintained by Administrative Agent:

Bank Name:	[***]
Bank Address:	[***]
[***]
Account No.:	[***]
ABA No.:	[***]
Account Name:	[***]

or such other account as Administrative Agent shall specify to Seller in writing.  Seller acknowledges that it has no rights of withdrawal from the foregoing account.  All Purchased Assets transferred by one party hereto to the other party shall be in the case of a purchase by Administrative Agent in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignments in blank and such other documentation as Administrative Agent may reasonably request.  All Purchased Assets shall be evidenced by a Trust Receipt.  Any Repurchase Price received by Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

10.          Conditions Precedent

a.          Initial Transaction.  As conditions precedent to the initial Transaction, Administrative Agent shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Administrative Agent and duly executed by each applicable Seller Party and each other party thereto, as applicable:

(1)          Program Agreements.  The Program Agreements (including without limitation the Guaranty, the Equity Pledge Agreement and Custodial Agreement in a form acceptable to Administrative Agent) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)         Security Interest.  Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s and Buyers’ interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3)          Organizational Documents.  A certificate of the corporate secretary or member, as applicable, of each Seller Party, attaching certified copies of such party’s organizational documents and resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary company action or governmental approvals as may be required in connection with the Program Agreements.

(4)          Good Standing Certificate.  A certified copy of a good standing certificate from the jurisdiction of organization of each Seller Party, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5)        Incumbency Certificate.  An incumbency certificate of an officer of each Seller Party, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)         Opinions of Counsel.  An opinion of the Seller Parties’ counsel, in form and substance acceptable to Administrative Agent in its sole discretion, including, without limitation, with respect to (i) Administrative Agent’s lien on and perfected security interest in the Repurchase Assets and the Deposit Account; (ii) the non-contravention, enforceability and corporate opinions with respect to the Seller Parties; (iii) the inapplicability of the Investment Company Act to each Seller Party; and (iv) the applicability of Bankruptcy Code, “securities contract” and “master repurchase agreement” safe harbors to this Agreement and the Guaranty.

(7)          Fees.  Payment of any fees due to Administrative Agent and Buyers hereunder, including the Funding Fee or any Exit Fee.

(8)           [Reserved].

(9)          Appointment of Independent Manager.  Evidence that an Independent Manager has been appointed in accordance with the organizational documents of the Seller.

(10)        Delivery of Seller Certificate.  The original Seller Certificate printed on security paper, together with an undated assignment in blank signed by an authorized signatory or officer of the Equity Pledgor printed on security paper.

b.          All Transactions.  The obligation of Administrative Agent on behalf of Buyers to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1)          Due Diligence Review.  Without limiting the generality of Sections 3(c) and 34 hereof, Administrative Agent and Buyers shall have completed, to their satisfaction, their due diligence review of the related Eligible Assets, each Seller Party and the Servicer.

(2)           [Reserved].

(3)          Transaction Documents.  Administrative Agent or its designee shall have received on or before the related Purchase Date (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Administrative Agent and (if applicable) duly executed:

(a)        A Transaction Request and Confirmation delivered pursuant to Section 3(c) hereof;

(b)        Except in the case of a Table-Funded Asset, a Trust Receipt;

(c)        The Closing Data Tape; and

(d)        Such certificates, opinions of counsel or other documents as Administrative Agent may reasonably request.

(4)         Asset File.  On or before each Purchase Date with respect to each Purchased Asset, Seller shall deliver or cause to be delivered to Administrative Agent or its designee (initially, the Custodian) the Custodial Asset Transmission.  In connection with each sale, transfer, conveyance and assignment of a Purchased Asset, (A) on or prior to each Purchase Date with respect to such Purchased Asset that is not a Table-Funded Asset, and (B) on or prior to the second (2nd) Business Day following the Purchase Date with respect to a Table-Funded Asset, Seller shall deliver or cause to be delivered and released to the Custodian the documents set forth in the Asset File, pertaining to each of the Purchased Assets identified in the Custodial Asset Transmission delivered therewith.

(5)           No Default.  No Default or Event of Default shall have occurred and be continuing;

(6)          Requirements of Law.  Neither Administrative Agent nor Buyers shall have determined that any introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Administrative Agent or any Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent or any Buyer to enter into Transactions with a Pricing Rate based on Term SOFR or any alternative rate chosen by Administrative Agent pursuant to Section 5(c) hereof.

(7)         Representations and Warranties.  Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete in all material respects with the same force and effect as if made on and as of such Purchase Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(8)           Minimum Amount.  Each Eligible Asset subject to a Transaction Request and Confirmation shall be for a Purchase Price not less than $400,000.

(9)           Material Adverse Change.  None of the following shall have occurred and/or be continuing:

(a)        [Reserved];

(b)        an event or events shall have occurred in the good faith determination of a Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans, mezzanine loans or securities or an event or events shall have occurred resulting in such Buyer not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

(c)        an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans, mezzanine loans or an event or events shall have occurred resulting in a Buyer not being able to sell securities backed by mortgage loans or mezzanine loans at prices which would have been reasonable prior to such event or events; or

(d)      there shall have occurred a material adverse change in the financial condition of a Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of such Buyer to fund its obligations under this Agreement.

(10)       Notice to Borrower.  The Seller shall deliver to the Custodian a completed and signed Notice to Borrower with respect to each Purchased Asset subject to a Transaction.

(11)         Fees.  Payment of any fees due to Administrative Agent hereunder, including any legal fees subject to Section 11 hereof.

(12)       Servicing.  Seller shall (i) notify Administrative Agent of the appointment of a Servicer; and (ii) deliver a fully executed Servicing Agreement in form and substance reasonably acceptable to Administrative Agent, to the extent not previously delivered hereunder.

(13)        Future Funding Obligations.  Seller may request that Administrative Agent advance additional Purchase Price with respect to amounts funded by Seller in connection with Future Funding Obligation(s).  Administrative Agent may advance such additional Purchase Price in its sole and absolute discretion and upon a certification from the Servicer that the conditions to such Future Funding Obligation have been satisfied and such amounts have been advanced; provided that in no event shall Administrative Agent advance additional Purchase Price (x) to the extent it would result in the aggregate outstanding Purchase Price to exceed the Maximum Aggregate Purchase Price or (y) more than once per calendar month in respect of any Purchased Asset.

(14)       Table-Funded Assets.  Administrative Agent may, in its sole discretion, from time to time, enter into Transactions the subject of which are Table-Funded Assets.  In the event Administrative Agent agrees to enter into a Transaction with a Table-Funded Asset, notwithstanding any of the foregoing provisions of this Section 10(b) or any contrary provisions set forth in the Custodial Agreement, solely with respect to any Table-Funded Asset:

(a)      by 3:00 p.m. (New York City time) on the related Purchase Date, Approved Bailee shall deliver an executed .pdf copy of the Bailee Agreement to Seller, Administrative Agent and the Custodian by electronic mail and signed .pdf copies of the documents constituting the Asset File to Custodian via electronic mail, and Seller shall deliver the appropriate written third-party wire transfer instructions to Administrative Agent;

(b)       not later than 3:00 p.m. (New York City time) on the related Purchase Date, (i) Approved Bailee shall deliver an executed .pdf copy of the Bailee Agreement to Seller, Administrative Agent and Custodian by electronic mail and (ii) Administrative Agent shall fund the Purchase Price in accordance with the applicable Escrow Instruction Letter; and

(c)       on (x) or prior to the third (3rd) Business Day following the Purchase Date with respect to any Table-Funded Asset, Seller shall deliver, or cause to be delivered to Custodian, the complete Asset File together with annotations of any trailing documents with respect to such Table-Funded Asset, pursuant to and in accordance with the terms of the Custodial Agreement and (y) the second (2nd) Business Day following the Custodian’s receipt of such Asset File, Custodian shall issue a Trust Receipt for such Table-Funded Asset.

c.          Transaction Request and Confirmation.  Each Transaction Request and Confirmation delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in Section 10(b) hereof have been satisfied (both as of the date of such notice or request and as of the date of such purchase).  Each Transaction Request and Confirmation (after being executed by Administrative Agent), together with this Agreement, shall be evidence of the terms of the Transaction(s) covered thereby.

11.          Program; Costs; Taxes

a.          Seller shall reimburse Administrative Agent and Buyers for any of Administrative Agent’s and Buyers’ reasonable out of pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Administrative Agent in determining the acceptability to Administrative Agent of any Eligible Assets.  Seller shall also pay, or reimburse Administrative Agent and Buyers if Administrative Agent or Buyers shall pay, any termination fee, which may be due any servicer.  Seller shall pay the reasonable fees and expenses of Administrative Agent’s and Buyers’ counsel in connection with the preparation, negotiation and execution of the Program Agreements.  Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller.  Seller shall pay ongoing custodial and bank fees and expenses and any other ongoing fees and expenses under any other Program Agreement.

b.         If any Buyer determines that, due to the introduction of, any change in, or the compliance by such Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), (A) there shall be an increase in the cost to such Buyer in engaging in the present or any future Transactions, or (B) such Buyer shall be subject to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and/or (3) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then Seller agrees to pay to such Buyer, from time to time, upon demand by such Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by such Buyer to compensate such Buyer for such increased costs.

c.          With respect to any Transaction, Administrative Agent and Buyers may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Administrative Agent and Buyers reasonably believe to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(5) hereof.  In each such case, Seller hereby waives the right to dispute Administrative Agent’s record of the terms of the Transaction Request and Confirmation, request or other communication.

d.         Notwithstanding the assignment of the Program Agreements with respect to each Purchased Asset to Administrative Agent for the benefit of Buyers, Seller agrees and covenants with Administrative Agent and Buyers to enforce diligently Seller’s rights and remedies set forth in the Program Agreements.

e.           Taxes.

(1)           Defined Terms.  For purposes of this Section 11(e), the term “applicable law” includes FATCA.

(2)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of Seller or Guarantor under the Program Agreements shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller or Guarantor, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 11(e)) Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(3)          Payment of Other Taxes.  Seller and Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(4)        Indemnification.  Seller and Guarantor shall jointly and severally indemnify Administrative Agent or a Buyer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 11(e)) payable or paid by Administrative Agent or such Buyer or required to be withheld or deducted from a payment to Administrative Agent or such Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Seller or Guarantor by Administrative Agent shall be conclusive absent manifest error.

(5)        Evidence of Payments.  As soon as practicable after any payment of Taxes by Seller or Guarantor to a Governmental Authority pursuant to this Section 11(e), Seller shall deliver or cause Guarantor to deliver, as applicable, to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(6)          Status of Administrative Agent or Any Buyer.  (i) If any Buyer or Buyer assignee is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Program Agreement, Administrative Agent shall cause each Buyer or Buyer assignee to deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Administrative Agent shall cause each Buyer and Buyer assignee, if reasonably requested by Seller, to deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 11(e)(6)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Buyer’s or such Buyer’s assignee’s reasonable judgment such completion, execution or submission would subject such Buyer or such Buyer assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or such Buyer assignee.

(ii) Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person,

(A) If any Buyer or any Buyer assignee is a U.S. Person, such Buyer or such Buyer assignee shall deliver to Seller on or prior to the date on which such Buyer or such Buyer assignee becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that such Buyer or such Buyer assignee is exempt from U.S. federal backup withholding tax;

(B) Any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(i)  in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Program Agreement, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(iv) to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)  Any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) If a payment made to any Buyer or Buyer assignee under any Program Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer or Buyer assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Administrative Agent on behalf of such Buyer or such Buyer assignee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with their obligations under FATCA and to determine that such Buyer or such Buyer assignee has complied with such Buyer’s or such Buyer’s assignee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Buyer or each Buyer assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(7)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11(e) (including by the payment of additional amounts pursuant to this Section 11(e)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11(e) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (7) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (7), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (7) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

f.           Each party’s obligations under this Section 11 shall survive any assignment of rights by, or the replacement of, a Buyer or a Buyer assignee, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Program Agreement.

g.         Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges that it is its intent for U.S. federal, state and local income and franchise tax purposes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets, and the Purchased Assets as owned by Seller in the absence of an Event of Default by Seller.  Administrative Agent on behalf of Buyers and Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from any Buyer to Seller secured by the Purchased Assets, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

12.          Servicing

a.         Seller, on Administrative Agent’s and Buyers’ behalf, shall contract with Servicer to, or if Seller is the Servicer, Seller shall, service the Purchased Assets pursuant to the Servicing Agreement, consistent with the degree of skill and care in accordance with Accepted Servicing Practices.  The Servicing Agreement shall require, inter alia, that: Servicer (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Administrative Agent or Buyers in any Purchased Assets or any payment thereunder.  In addition, the Servicing Agreement shall require that the Servicer deposit all collections of Income (other than amounts deposited in escrow accounts pursuant to the Servicing Agreement) received by Servicer on account of the Purchased Assets in the Deposit Account no later than the Servicer Remittance Date.  All escrows and reserves with respect to the Purchased Assets shall be held by Servicer and, pursuant to the Servicing Agreement and any applicable Servicer Letter, Servicer shall hold the same in a segregated account in trust for the benefit of Administrative Agent on behalf of Buyers.  Unless Administrative Agent is a party to the Servicing Agreement, Seller shall cause Servicer to execute and deliver a Servicer Letter.

b.         Upon the occurrence of any of (i) a Default or an Event of Default hereunder or (ii) an event of default under the Servicing Agreement (each a “Servicer Termination Event”), Administrative Agent shall have the right to immediately terminate the Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.  Seller and Servicer shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by Administrative Agent in its sole discretion.

c.         If Seller should discover that, for any reason whatsoever, Servicer or any entity responsible for managing or servicing any Purchased Assets has failed to perform in all material respects any of the obligations of such entities with respect to the Purchased Assets, or that an event of default under the Servicing Agreement has occurred, Seller shall promptly notify Administrative Agent.  The Seller shall cause the Servicer, in the event Servicer is an Affiliate of Seller, to execute a Power of Attorney, in the form of Exhibit C-2 hereto, to be delivered on the date hereof, which Power of Attorney shall only be exercised during the occurrence and continuance of any Servicer Termination Event.

d.        In the event that the Servicer is a master servicer of a Purchased Asset which is serviced by a Third Party Servicer, the Seller shall provide promptly to Administrative Agent a Servicer Letter addressed to and agreed to by the Third Party Servicer of the related Purchased Assets, advising such Third Party Servicer of such matters as Administrative Agent may reasonably request, including, without limitation, recognition by the master servicer of Administrative Agent’s and Buyers’ interest in such Purchased Assets and the Third Party Servicer’s agreement that upon receipt of notice of an Event of Default from Administrative Agent, it will follow the instructions of Administrative Agent with respect to the Purchased Assets and any related Income with respect thereto.

e.          Seller shall not employ sub-servicers (other than the Servicer or Affiliates thereof or Third Party Servicers) to service the Purchased Assets without the prior written approval of Administrative Agent, which such approval shall not be unreasonably withheld.  If the Purchased Assets are serviced, in whole or in part, by a sub-servicer (i) Servicer shall nevertheless remain primarily liable to Administrative Agent for the servicing of the Purchased Assets under the Servicing Agreement; and (ii) any agreement with a subservicer shall entitle Administrative Agent to terminate such subservicer without fee or penalty in the event that Servicer is replaced subject to the terms of the applicable sub-servicing agreement.

f.          Seller shall cause Servicer to provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Seller, by no later than the Reporting Date, the Servicing Report.

g.        For the avoidance of doubt, Seller retains no rights to the servicing other than Seller’s rights under the Servicing Agreement.  As such, Seller expressly acknowledges that the Purchased Assets are sold to Administrative Agent for the benefit of Buyers on a “servicing released” basis with such servicing retained by the Servicer.

13.          Representations and Warranties

a.          Seller represents and warrants to Administrative Agent and Buyers as of the date hereof and as of each Purchase Date for any Transaction and at all times while the Program Agreements are in full force and effect and/or any Transaction under the Agreement is outstanding that:

(1)          Seller Existence.  Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

(2)           Licenses.  Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any federal, state or local laws, rules and regulations unless, in any instance, the failure to take such action or to so comply or such default is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect.  Seller has all requisite governmental licenses, authorizations, consents and approvals to acquire, originate and purchase Eligible Assets (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Eligible Assets, and to execute and deliver, engage in the transactions contemplated by, perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request and Confirmation, own its assets and carry on its business, unless, in any instance, the failure to take such action or to so comply is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect.

(3)           [Reserved].

(4)           Due Authorization.  Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable.  This Agreement, any Transaction Request and Confirmation and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Request and Confirmation not yet executed, will be) duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)           [Reserved].

(6)         Event of Default.  There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans, mezzanine loans or securities.

(7)          Solvency.  Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business.  Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.  The amount of consideration being received by Seller upon the sale of the Purchased Assets to Administrative Agent for the benefit of Buyers constitutes fair consideration for such Purchased Assets.  Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

(8)          No Conflicts.  The execution, delivery and performance by Seller of this Agreement, any Transaction Request and Confirmation hereunder and the Program Agreements do not conflict with any term or provision of the organizational documents of Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller, which conflict would have a Material Adverse Effect.

(9)           True and Complete Disclosure.  All information, reports, exhibits, schedules, financial statements or certificates of Seller or any Affiliate thereof or any of their officers furnished or to be furnished to Administrative Agent or Buyers in connection with the initial or any ongoing due diligence of Seller or any Affiliate or officer thereof, or the negotiation, preparation, or delivery of the Program Agreements are true and complete in all material respects, and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading; provided, that with regard to any certification relating to financial prospects, forecasts, budgets and other forward looking information, Seller represents hereby that such information was prepared in a good faith based on assumptions believed by Seller to be reasonable and not intentionally misleading at the time made.  All financial statements have been prepared in accordance with GAAP.

(10)        Approvals.  No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Seller of this Agreement, any Transaction Request and Confirmation and the Program Agreements.

(11)        Litigation.  There is no action, proceeding or investigation pending with respect to which Seller has knowledge or received written notice or, to the best of Seller’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Request and Confirmation or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Request and Confirmation or any Program Agreement, (C) makes a claim or claims in excess of the applicable Litigation Threshold (individually or in the aggregate), (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Request and Confirmation or any Program Agreement.

(12)         Material Adverse Change.  There has been no change having a Material Adverse Effect.

(13)        Ownership.  Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Asset Files to the Custodian and the Custodian’s receipt of the related Purchased Asset Schedule, Administrative Agent shall become the sole owner of the Purchased Assets and related Repurchase Assets, free and clear of all liens and encumbrances.

(14)         Taxes.  Seller is a U.S. Person, and does not have any U.S. federal income or withholding tax liability.  Seller has timely filed all income and other tax returns required to be filed by it, and has timely paid all income and other Taxes required to be paid by it (whether or not such Taxes are shown as due on such returns), other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP.  There are no Liens for Taxes on any of Seller’s assets or income, other than statutory Liens for Taxes not yet due and payable and with respect to which adequate reserves have been made in accordance with GAAP.

(15)         Investment Company.  No Seller Party is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act. Seller has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

(16)         Chief Executive Office; Jurisdiction of Organization.  On the Effective Date, Seller’s chief executive office, is, and has been, located at c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, New York, New York 10105.  On the Effective Date, Seller’s jurisdiction of organization is the State of Delaware.  Seller shall provide Administrative Agent with thirty (30) days’ advance notice of any change in Seller’s principal office or place of business or jurisdiction.  Seller has no trade name.  During the preceding five (5) years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(17)        Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets and the related Repurchase Assets is its chief executive office.

(18)        ERISA.  None of Seller, Guarantor nor any ERISA Affiliate of the foregoing sponsors, maintains, contributes to, or has any liability or obligation (whether actual or contingent) with respect to any Plan.

(19)         Adverse Selection.  Seller has not intentionally selected the Purchased Assets in a manner so as to adversely affect Buyers’ interests.

(20)       Agreements.  Seller is not a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof.  Seller is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a Material Adverse Effect on the business, operations, properties, or financial condition of Seller as a whole.  No holder of any indebtedness of Seller has given notice of any asserted default thereunder.

(21)         Other Indebtedness.  Seller has no Indebtedness other than Indebtedness evidenced by this Agreement.

(22)        No Reliance.  Seller has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from Administrative Agent or Buyers as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(23)        Plan Assets.  (i) Neither of Seller nor Guarantor is an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, an Other Plan or an entity whose assets are deemed to constitute “plan assets” of such employee benefit plan, plan or Other Plan, within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise (“Plan Assets”), and (ii) the Purchased Assets are not Plan Assets in the Seller’s hands, and Transactions by or with Seller are not subject to any Similar Law.

(24)        No Prohibited Persons.  Neither Seller nor, to the knowledge of Seller, any director, officer, agent or employee of Seller is an individual or entity (“Prohibited Person”) that is currently the subject of any OFAC-Administered Sanctions, nor is located, organized or resident in a country or territory that is the subject of OFAC-Administered Sanctions; and Seller shall not directly or indirectly use the proceeds of the Transactions hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Prohibited Person, to fund activities of or business with any Prohibited Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-Administered Sanctions, or in a manner that would otherwise cause any Prohibited Person (including any Prohibited Person involved in the Transactions hereunder) to violate any OFAC-Administered Sanctions.

(25)         Sanctions.  Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person and its respective Subsidiaries, directors, officers and employees with Anti-Corruption Laws and Sanctions, and each of Seller, its respective Subsidiaries and its respective officers and to the knowledge of such Person, its directors and employees, are in compliance with Anti-Corruption Laws and Sanctions in all material respects.  None of (a) Seller or any Subsidiary of the foregoing or any of their respective directors or officers, or (b) to the knowledge of such Person, any agent or employee of such Person or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person.  No use of proceeds from any Transaction or other transaction contemplated by this Agreement by Seller or any Affiliate thereof will violate Anti-Corruption Laws or Sanctions.

(26)       Asset File.  Each Asset File delivered by Seller represents a true and correct copy of the documents contained therein and each Purchased Asset Schedule and Closing Data Tape, together with all other information contained therein prepared by Seller or its Affiliates and delivered by Seller to Administrative Agent immediately prior to the Purchase Date, is true and correct and conforms in all material respects to the Summary Diligence Materials and Preliminary Data Tape previously provided to Administrative Agent and pursuant to which Administrative Agent has elected to enter into the Transaction.

(27)         No Subsidiaries.  Seller has no Subsidiaries.

b.        With respect to every Purchased Asset, Seller represents and warrants to Administrative Agent and Buyers as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedules 1(a), 1(b) and 1(c) hereto is true and correct.

c.          The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Administrative Agent for the benefit of Buyers and to each Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.  Upon discovery by Seller or Administrative Agent of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others.

14.          Covenants

Seller covenants with Administrative Agent and Buyers that at all times, during the term of this Agreement:

a.          Litigation.  Seller will promptly, and in any event within ten (10) days after the earliest to occur of Seller’s knowledge of the following and receipt of written notice of the following, give to Administrative Agent notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby or, (ii) makes a claim or claims in excess of the applicable Litigation Threshold (individually or in the aggregate), or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.  Seller will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

b.          Prohibition of Fundamental Changes.  Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

c.          Servicer.  Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the fifth (5th) Business Day of each month, or (c) upon the request of Administrative Agent, Seller shall cause Servicer to provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Seller, by no later than the Reporting Date, the Servicing Report.  Seller shall not cause the Purchased Assets to be serviced by any servicer other than a servicer expressly approved in writing by Administrative Agent on behalf of Buyers.

d.          Beneficial Ownership Certification.  Seller shall at all times either (i) ensure that the Seller has delivered to Administrative Agent a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects or (ii) deliver to Administrative Agent an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all respects.

e.          No Adverse Claims.  Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Administrative Agent and Buyers in and to all Purchased Assets and the related Repurchase Assets against all adverse claims and demands.

f.          Assignment.  Except as permitted herein, neither Seller nor Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

g.          Security Interest.  Seller shall do all things necessary to preserve the Purchased Assets and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets and the related Repurchase Assets to comply with all applicable rules, regulations and other laws.

h.           Records.

(1)          Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to the succeeding subparagraph, and all such Records shall be in Custodian’s possession unless Administrative Agent otherwise approves.  Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Purchased Asset, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file.  Seller or the Servicer of the Purchased Assets will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

(2)           For so long as Administrative Agent has an interest in or lien on any Purchased Asset, Seller will hold or cause to be held all related Records in trust for Administrative Agent.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby.

(3)          Upon reasonable advance notice from Custodian or Administrative Agent, Seller shall, during normal business hours on a Business Day, (x) make any and all such Records available to Custodian, Administrative Agent or any Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or any Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

i.           Books.  Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Administrative Agent for the benefit of Buyers.

j.          Approvals.  Seller shall maintain all licenses, permits or other approvals necessary (if any) for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

k.           Material Change in Business.  Seller shall not make any material change in the nature of its business as carried on at the date hereof.

l.          Distributions.  If an Event of Default has occurred and is continuing, Seller shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

m.         Applicable Law.  Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

n.           Existence.  Seller shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

o.          Chief Executive Office; Jurisdiction of Organization.  Seller shall not move its chief executive office from the address referred to in Section 13(a)(16) hereof or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(16) hereof or change its name, identity or structure unless it shall have provided Administrative Agent thirty (30) days’ prior written notice of such change.

p.           Taxes.  Seller will remain a U.S. Person, and will not have any U.S. federal income or withholding tax liability.  Seller will timely file all income and other tax returns required to be filed by it, and will timely pay all income and other Taxes required to be paid by it (whether or not such Taxes are shown as due on such returns), other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are made in accordance with GAAP.  Seller will not suffer the creation of any Liens for Taxes on any of its assets or income, other than statutory Liens for Taxes not yet due and payable and with respect to which adequate reserves are made in accordance with GAAP.

q.         Transactions with Affiliates.  Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business or (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

r.            Guarantees.  Seller shall not create, incur, assume or suffer to exist any Guarantees.

s.           Indebtedness.  Seller shall not incur any additional Indebtedness without the prior written consent of Administrative Agent.

t.          True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates provided by or on behalf of Seller or any Affiliate thereof or any of their officers furnished to Administrative Agent and/or Buyers hereunder and during Administrative Agent’s and/or Buyers’ diligence of Seller is and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by Seller to Administrative Agent and/or Buyers pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

u.           Plan Assets.  Neither Seller nor Guarantor shall be an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, or an entity whose assets constitute Plan Assets, and the Seller shall not use Plan Assets to engage in any Transaction hereunder, and Transactions by or with Seller shall not be subject to any Similar Law.

v.           [Reserved].

w.           Financial Covenants.  Guarantor shall at all times comply with all financial covenants and/or financial ratios set forth in Section 3 of the Pricing Side Letter.

x.         Amendments.  Seller shall not materially amend, modify or waive any Purchased Asset Documents relating to the Purchased Assets if such amendment, modification or waiver would constitute a Significant Modification without the prior written consent of Administrative Agent.  Without limiting the foregoing, Seller shall provide prompt written notice to Administrative Agent of any amendments, modifications or waivers relating to the Purchased Assets, together with a copy thereof.  For the avoidance of doubt and without limiting the generality of Section 6 hereof or the definitions of “Market Value” or “Asset Value” hereof, Administrative Agent’s approval of any amendment, modification or waiver shall not preclude Administrative Agent’s ability to re-determine Market Value of any Purchased Asset as a result of such amendment, modification or waiver; provided that any such approval and re-determination of Market Value shall in no way limit the Administrative Agent’s right to determine Market Value in the manner and at the times otherwise permitted under the Program Agreements.

y.           Seller Separateness Covenant.  Seller shall (a) own no assets, and will not engage in any business, other than the assets and transactions consistent with those specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto; (c) not make any loans or advances to any third party other than in connection with the acquisition or holding of any Purchased Assets or the other Eligible Assets acquired after the date hereof, and shall not acquire obligations or securities of its Affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets (with no obligation to make capital contributions); (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Administrative Agent on behalf of Buyers; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of law); (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other and, where necessary, shall maintain separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (with no obligation to make capital contributions); (j) not engage in or suffer any Change in Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part unless permitted under this Agreement or a Program Agreement; (k) not commingle its funds or other assets with those of any Affiliate or any other Person, except as contemplated by this Agreement; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person (other than as contemplated hereunder); and (n) cause each of its direct and indirect owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Seller; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Seller; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of Seller’s creditors, in the case of each of clause (i), (ii), and (iii), without the prior written consent of Seller’s Independent Manager.

z.         No Pledge.  Seller shall not pledge, transfer or convey any security interest in the Deposit Account to any Person without the express written consent of Administrative Agent.

aa.          Investment Company.  Seller shall not be required to register as an “investment company” within the meaning of the Investment Company Act.

bb.       No Division/Series Transactions.  Notwithstanding anything to the contrary contained in this Agreement or any other Program Agreement, (i) Seller is a limited liability company organized under the laws of the State of Delaware and shall not enter into (or agree to enter into) any Division/Series Transaction and (ii) none of the provisions in this Agreement nor any other Program Agreement, shall be deemed to permit any Division/Series Transaction.

cc.          No Subsidiaries.  Seller shall not have any Subsidiaries.

15.          Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.         Payment Failure.  Failure of Seller to pay any of the following, whether by acceleration or otherwise, under the terms of this Agreement, the Pricing Side Letter, or any other Program Agreement:

i.             make any payment of the Price Differential on a Price Differential Payment Date; provided, however, that no more than once during any twelve (12) month period, Seller may cure such failure within one (1) Business Day if such failure arose solely by reason of an error or omission of an administrative or operational nature and funds were not available to Seller to enable it to make such payment when due;

ii.            make any required payment to reduce the Repurchase Price of a Purchased Asset as and when due in accordance with the Program Agreements;

iii.          make any payment of any other sum as and when required under the Program Agreements; provided, however, such failure shall not constitute an Event of Default under this clause (iii) if such payment is made within three (3) Business Days of the date such payment is due; or

iv.            cure any Margin Deficit when due pursuant to Section 6 hereof.

b.          Cross Default.  Seller shall be in default under (i) any Indebtedness, in the aggregate, in excess of the applicable Default Threshold which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of the applicable Default Threshold to which Seller is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

c.          Assignment.  Assignment by (i) Seller of this Agreement or any rights hereunder, (ii) Guarantor of the Guaranty or any rights thereunder, or (iii) Equity Pledgor of the Equity Pledge Agreement or any rights thereunder, in each case without first obtaining the specific written consent of Administrative Agent, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than Administrative Agent.

d.           Insolvency.  An Act of Insolvency shall have occurred with respect to any Seller Party.

e.           [Reserved].

f.            Breach of Identified Representation or Covenant or Obligation.  A breach by:

i.           Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1)  (Seller Existence), 13(a)(7) (Solvency), 13(a)(21) (Other Indebtedness), 14(b) (Prohibition of Fundamental Changes), 14(l) (Distributions), 14(n) (Existence), 14(r) (Guarantees), 14(s) (Indebtedness), 14(u) (Plan Assets), 14(w) (Financial Covenants), 14(x) (Amendments), 14(y) (Seller Separateness Covenant) or 14(z) (No Pledge) of this Agreement; or

ii.           Guarantor of any of the representations, warranties or covenants or obligations set forth in Sections 9(a) (Guarantor Existence), 9(f) (Solvency), 10(a) (Prohibition of Fundamental Changes), 10(f) (Existence), 10(i) (Plan Assets), 10(j) (Financial Covenants) or 10(m) (No Division/Series Transactions) of the Guaranty.

iii.           Equity Pledgor of any of the representations, warranties or covenants or obligations set forth in Sections 6 or 7 of the Equity Pledge Agreement.

iv.           Seller shall fail to repurchase any Purchased Asset within twelve (12) Business Days following such Purchased Asset becoming a Non-Performing Asset.

g.          Breach of Non-Identified Representation or Covenant.  A breach by any Seller Party of any other material representation, warranty or covenant set forth in this Agreement or any other Program Agreement (and not otherwise specified in Section 15(f) above), if such breach is not cured within ten (10) Business Days unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Administrative Agent in its sole discretion exercised in good faith to be materially false or misleading on a regular basis, or (iii) Administrative Agent, in its sole discretion exercised in good faith, determines that such breach of a material representation, warranty or covenant materially and adversely affects (A) the condition (financial or otherwise) of such party, its Subsidiaries or Affiliates; or (B) Administrative Agent’s determination to enter into this Agreement or Transactions with such party, in which event such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder; provided that, if such breach or failure to perform is susceptible to cure, as determined by Administrative Agent in its sole good faith discretion, but cannot reasonably be cured within such period and Seller shall have commenced cure within such ten (10) Business Day period and is thereafter diligently and expeditiously proceeding to cure the same, such period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such breach or failure to perform, as determined by Administrative Agent in its sole good faith discretion, but in no event shall such cure period exceed thirty (30) days after such breach or failure to perform.

h.          Guarantor Breach.  A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by Guarantor, or if the Guaranty is not enforceable against Guarantor.

i.            Change in Control.  The occurrence of a Change in Control.

j.          Failure to Transfer.  Seller fails to transfer the Purchased Assets to Administrative Agent for the benefit of the applicable Buyer in accordance with the terms hereof (provided Administrative Agent, on behalf of the applicable Buyer, has tendered the related Purchase Price).

k.          Judgment.  A final judgment or judgments for the payment of money in excess of the applicable Litigation Threshold individually or in the aggregate shall be rendered against any Seller Party (other than Guarantor), in each case, by one (1) or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof.

l.          Government Action.  Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller Party (other than Guarantor), or shall have taken any action to displace the management of any Seller Party (other than Guarantor) or to curtail its authority in the conduct of the business of any Seller Party (other than Guarantor), or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller Party (other than Guarantor) as an issuer, buyer or a seller/servicer of mortgage loans or securities backed thereby, and such action provided for in this subparagraph shall not have been discontinued or stayed within thirty (30) days.

m.          Inability to Perform.  An officer of any Seller Party shall admit its inability to, or its intention not to, perform any of such Seller Party’s obligations under any Program Agreement.

n.           Security Interest.  This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets or other Repurchase Assets purported to be covered hereby.

o.           Financial Statements.  Guarantor’s audited annual financial statements or the Promissory Notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import.

p.         Servicer Termination Event.  A Servicer Termination Event shall have occurred and Seller shall not have (i) appointed a successor servicer acceptable to Administrative Agent, (ii) transferred the servicing of the Purchased Assets to such successor servicer or (iii) delivered a fully executed Servicer Letter with such successor servicer in each case, within sixty (60) days following the occurrence of such Servicer Termination Event.

An Event of Default shall be deemed to be continuing unless expressly waived by Administrative Agent in writing.

16.          Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.          Administrative Agent may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller Party or any of their respective Affiliates), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Administrative Agent shall (except upon the occurrence of an Act of Insolvency of any Seller Party or any of their respective Affiliates) give notice to Seller of the exercise of such option as promptly as practicable.

b.         If Administrative Agent exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Administrative Agent and applied, in Administrative Agent’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Administrative Agent the Asset Files relating to any Purchased Assets subject to such Transactions then in Seller’s possession or control.

c.          Administrative Agent also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Assets) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller.  To obtain physical possession of any Purchased Assets held by Custodian, Administrative Agent shall present to Custodian a Trust Receipt.  Without limiting the rights of Administrative Agent hereto to pursue all other legal and equitable rights available to Administrative Agent for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Administrative Agent shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure.  The availability of these remedies shall not prohibit Administrative Agent from pursuing any other remedies for such breach, including the recovery of monetary damages.

d.          Administrative Agent shall have the right to direct all servicers then servicing any Purchased Assets to remit all collections thereon to Administrative Agent, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Administrative Agent.  Administrative Agent shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets with or without cause.  In addition, Administrative Agent shall have the right to immediately sell the Purchased Assets and liquidate all Repurchase Assets.  Such disposition of Purchased Assets may be, at Administrative Agent’s option, on either a servicing-released or a servicing-retained basis.  Administrative Agent shall not be required to give any warranties as to the Purchased Assets with respect to any such disposition thereof.  Administrative Agent may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets.  The foregoing procedure for disposition of the Purchased Assets and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof.  Seller agrees that it would not be commercially unreasonable for Administrative Agent to dispose of the Purchased Assets or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Administrative Agent shall be entitled to place the Purchased Assets in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market.  Administrative Agent shall also be entitled to sell any or all of such Purchased Assets individually for the prevailing price.  Administrative Agent shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets, to give the Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder.

e.         Upon the happening of one or more Events of Default, Administrative Agent may apply any proceeds from the liquidation of the Purchased Assets and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Administrative Agent deems appropriate in its sole discretion and subject to the Administration Agreement.

f.          Seller shall be liable to Administrative Agent and each Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Administrative Agent and each Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default), (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g.          To the extent permitted by applicable law, Seller shall be liable to Administrative Agent and each Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Administrative Agent’s and Buyers’ rights hereunder.  Interest on any sum payable by Seller under this Section 16(g) shall be at a rate equal to the Post Default Rate.

h.          Administrative Agent shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i.          Administrative Agent may exercise one or more of the remedies available to Administrative Agent immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller.  All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Administrative Agent may have.

j.          Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Administrative Agent to enforce its rights by judicial process.  Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k.          Administrative Agent shall have the right to perform due diligence with respect to Seller and the Purchased Assets, which review shall be at the expense of Seller.

l.          The Seller recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Purchased Assets.  The Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.

m.        Nothing contained in the Agreement shall obligate Administrative Agent to segregate any Purchased Assets delivered to Administrative Agent by Seller.  Notwithstanding anything to the contrary set forth in the Agreement, in no event shall the Purchased Assets remain in the custody of Seller or any Affiliate of Seller.

17.          Reports

a.         Notices.  Seller or Guarantor shall furnish to Administrative Agent (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is given to any of Seller, Equity Pledgor or Guarantor by any of their respective lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by any Seller Party of its obligations under any Program Agreement or any material contract or agreement of any Seller Party or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

(1)           as soon as available and in any event within sixty (60) calendar days after the end of each fiscal quarter, the unaudited consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

(2)          as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the audited consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Administrative Agent in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3)          if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Seller or Guarantor, within five (5) Business Days of their filing with the SEC; provided, that, Seller, Guarantor or any Affiliate will provide Administrative Agent with a copy of the annual 10-K filed with the SEC by Seller, Guarantor or their Affiliates, no later than ninety (90) days after the end of the year;

(4)          as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required or (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal;

(5)           [reserved];

(6)           monthly, financial statements and any other reports (to the extent received) with respect to the underlying property related to the Purchased Assets;

(7)          from time to time such other such other documents, reports and information as Purchaser may reasonably request and that are available to any Seller Party (A) with respect to the financial condition, operations, or business of the Seller Parties, (B) to demonstrate compliance with representations, warranties and covenants in the Transaction Documents and (C) with respect to any Purchased Asset or the operation of any Mortgaged Property;

(8)          as soon as reasonably possible, and in any event within five (5) days after a Responsible Officer of the Guarantor or Seller has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;

(9)        immediately after the Seller, Equity Pledgor, or Guarantor has knowledge that the assets of the Seller, Pledgor or Guarantor constitute, or are reasonably likely to constitute, Plan Assets;

(10)         as soon as reasonably possible, notice of any of the following events:

(a)       change in the insurance coverage required of the Seller Parties, Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b)       any material dispute, litigation, investigation, proceeding or suspension between any Seller Party, on the one hand, and any Governmental Authority or any Person including, without limitation, any licensing issues related to an Purchased Asset;

(c)        any material change in accounting policies or financial reporting practices of any Seller Party or Servicer;

(d)        with respect to any Purchased Asset, immediately upon receipt of notice or knowledge, (i) that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Purchased Asset, (ii) of any existing default or event of default related to any Repurchase Asset, (iii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim (including, without limitation, any litigation, arbitration or condemnation) asserted against, any of the Purchased Assets or related Mortgaged Properties, (iv) that property insurance is not maintained on any mortgaged property securing a Purchased Asset or (v) that a loan file or servicing file for any Purchased Asset is incomplete in any way that could be reasonably likely to adversely affect Servicer’s ability to service the Purchased Assets;

(e)        any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;

(f)       any material change in the Indebtedness of the Guarantor, including, without limitation, any non-renewal, termination, or decrease in available amount related thereto;

(g)        [reserved];

(h)      promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets; and

(i)       any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller or Servicer.

(11)         quarterly, asset summary reports with respect to each Purchased Asset.

b.         Officer’s Compliance Certificates.  Seller shall furnish to Administrative Agent, at the time the Seller furnishes each set of financial statements pursuant to Section 17(a)(1) or (2) above, a certificate of a Responsible Officer of Seller in the form of Exhibit A to the Pricing Side Letter.

c.           Servicing Reports.  Seller shall furnish to Administrative Agent a Servicing Report by no later than the Reporting Date.

d.          Distribution Worksheet.  Seller shall provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Seller, a Distribution Worksheet by no later than the Reporting Date.

e.           Other.  Seller shall deliver to Administrative Agent any other reports or information reasonably requested by Administrative Agent or as otherwise required pursuant to this Agreement.

18.         Repurchase Transactions

A Buyer may, in its sole election, engage in repurchase transactions (as “seller” thereunder) with any or all of the Purchased Assets and/or Repurchase Assets or pledge, hypothecate, assign, transfer or otherwise convey any or all of the Purchased Assets and/or Repurchase Assets with a counterparty of such Buyer’s choice (such transaction, a “Repledge Transaction”).  Any Repledge Transaction shall be effected by notice to the Administrative Agent, and shall be reflected on the books and records of the Administrative Agent.  No such Repledge Transaction shall relieve such Buyer of its obligations to transfer Purchased Assets and Repurchase Assets to Seller (and not substitutions thereof) pursuant to the terms hereof.  In the event such Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, such Buyer shall have the right to assign to such Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.  In furtherance, and not by limitation of, the foregoing, it is acknowledged that each counterparty under a Repledge Transaction (a “Repledgee”), is a repledgee as contemplated by Sections 9-207 and 9-623 of the UCC (and the relevant Official Comments thereunder).  Administrative Agent and Buyers are each hereby authorized to share any information delivered hereunder with the Repledgee.

19.         Single Agreement

Administrative Agent, Buyers and Seller acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Administrative Agent, Buyers and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.          Notices and Other Communications

Any and all notices (with the exception of Margin Calls, which shall be given in accordance with Section 6 hereof and Transaction Request and Confirmations, which shall be delivered via electronic mail or other electronic medium agreed to by the Administrative Agent and the Seller), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise (including without limitation by electronic transmission) to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.  All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.  Except as otherwise provided in this Agreement and except for notices given under Section 3 hereof (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

If to Seller:

FCR DC JV Atlas Seller LLC
c/o Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: Spencer Garfield
Email: [***]
Andrew DiMiero
Email: [***]
Randall Shy
Email: [***]
Roman Starsky
Email: [***]
Thomas Wu
Email: [***]
Michael Polidoro
Email: [***]

with a copy to:

Fortress Investment Group
1345 Avenue of the Americas
New York, New York 10105
Attention: General Counsel
Email: [***]

with a copy to:

King & Spalding LLP
1185 Avenue of the Americas
34th Floor
New York, NY 10036
Attention: Erik F. Andersen, Esq.
E-mail: [***]

If to Administrative Agent:

Atlas Securitized Products Investments 2, L.P.
230 Park Avenue
New York, New York, 10169
Phone Number: [***]
Email: [***]

with copies to:

[***]
[***]
[***];
[***]

and a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention: Gennady A. Gorel
Telephone: [***]
Email: [***]

21.          Entire Agreement; Severability

This Agreement and the Administration Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.          Non-assignability

(a)      The Program Agreements are not assignable by Seller or Guarantor.  Subject to Section 36 (Acknowledgement of Assignment and Administration of Repurchase Agreement) hereof, Administrative Agent and Buyers may from time to time assign all or a portion of their rights and obligations under this Agreement and the Program Agreements pursuant to the Administration Agreement; provided, however that (i) any assignee shall be a Qualified Transferee and (ii) Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of Seller, for review by Seller upon written request, a register of assignees (the “Register”) and a copy of an executed assignment and acceptance by Administrative Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  The entries in the Register shall be conclusive absent manifest error, and the Seller, Guarantor, Administrative Agent and Buyers shall treat each Person whose name is recorded in the Register pursuant to the preceding sentence as a Buyer hereunder.  Upon such assignment and recordation in the Register, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Administrative Agent and Buyers hereunder, as applicable, and (b) Administrative Agent and Buyers, as applicable, shall be released from its obligations hereunder and under the Program Agreements.  Any assignment hereunder shall be deemed a joinder of such assignee as a Buyer hereto.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Administrative Agent unless otherwise notified by Administrative Agent in writing.  Administrative Agent and Buyers may distribute to any prospective or actual assignee this Agreement, any Program Agreement and any document or other information delivered to Administrative Agent and/or Buyers by Seller.

(b)        Any Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Agreement; provided, however, (i) such Buyer’s obligations under this Agreement shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Seller shall continue to deal solely and directly with the Administrative Agent and Buyers in connection with such Buyer’s rights and obligations under this Agreement and the other Program Agreements.

(c)         Seller and Guarantor agree that each participant shall be entitled to the benefits of Section 4(e), Section 11(b), and Section 11(e) (subject to the requirements and limitations therein, including the requirements under Section 11(e) (it being understood that the documentation required under Section 11(e)(6) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to this Section 22; provided that such participant shall not be entitled to receive any greater payment under Section 11(b) or Section 11(e), with respect to any participation, than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any applicable law or in the interpretation or application thereof by a Governmental Authority that occurs after the participant acquired the applicable participation.  To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Section 23 to the same extent as if it had acquired its interest by assignment pursuant to this Section 22.

(d)      The Administrative Agent and each Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 22, disclose to the assignee or participant or proposed assignee or participant, as the case may be, this Agreement, any Program Agreement and any information relating to Seller, Guarantor or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to Administrative Agent and Buyers by or on behalf of Seller; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.

(e)          If a Buyer sells a participation with respect to its rights under this Agreement or under any other Program Agreement with respect to the Purchased Assets, it shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets (the “Participant Register”); provided that such Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Program Agreement) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the applicable Buyer and Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary.

23.         Set-off

In addition to any rights and remedies of Administrative Agent and Buyers hereunder and by law, Administrative Agent and Buyers shall have the right, without prior notice to Seller or Guarantor, any such notice being expressly waived by Seller or Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by Seller or Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount from Seller or Guarantor to a Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by a Buyer or any Affiliate thereof to or for the credit or the account of Seller or the Guarantor.  Administrative Agent agrees promptly to notify Seller and the Guarantor after any such set-off and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

24.         Binding Effect; Governing Law; Jurisdiction

a.          This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller acknowledges that the obligations of Administrative Agent and Buyers hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Administrative Agent and Buyers.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

b.          EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING.  EACH PARTY HERETO HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN ANY COURT IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.          No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by all parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 6(b), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

26.         Intent

a.         The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.  Seller, Administrative Agent and Buyers further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

b.          Administrative Agent’s or a Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

c.          The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.        It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.          This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 101(47), Section 555, Section 559 and Section 741 under the Bankruptcy Code.

f.          Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

27.         Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.           in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.         in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.          in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the FDIC or the National Credit Union Share Insurance Fund, as applicable.

28.         Power of Attorney

Seller hereby authorizes Administrative Agent to file such financing statement or statements relating to the Repurchase Assets without Seller’s signature thereon as Administrative Agent, at its option, may deem appropriate.  Seller hereby appoints Administrative Agent as Seller’s agent and attorney-in-fact to (i) execute any such financing statement or statements in Seller’s name and to perform all other acts which Administrative Agent deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact and (ii) to pay or discharge Taxes and Liens levied or placed on or threatened against the Repurchase Assets.  This agency and power of attorney is coupled with an interest and is irrevocable without Administrative Agent’s consent.  Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder.  Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.  In addition the foregoing, the Seller agrees to execute a Power of Attorney, in the form of Exhibit C-1 hereto, to be delivered on the date hereof.

29.         Buyers May Act Through Administrative Agent

Each Buyer has designated the Administrative Agent under the Administration Agreement for the purpose of performing any action hereunder.

30.         Indemnification; Obligations; Recourse

a.          Seller agrees to hold Administrative Agent, Buyers and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all, in each instance, actually out-of-pocket (but in no event special, indirect, consequential or punitive damages, losses or liabilities of any kind, unless owed to a third-party) liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request and Confirmation, any Program Agreement or any transaction contemplated hereby or thereby (including, without limitation, (i) any such liabilities, losses, damages, judgments, costs and expenses arising from any acts or omissions of such party and (ii) any wire fraud or data or systems intrusions which causes Administrative Agent or Buyers to suffer any such liability, loss, damage, judgment, cost and/or expense), resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct.  In addition, without limiting the generality of the foregoing, Seller hereby agrees to indemnify and hold harmless the Indemnified Parties from and against any cost, damage or loss (including without limitation any excise taxes, fines, penalties, interest, profits disgorged, restitution, and any related attorneys’ fees and expenses) (“Losses”) incurred by any of the Indemnified Parties as a result of any of the representations or covenants in Sections 13(a)(23) or 14(u) being or becoming untrue or any breach of ERISA, Section 4975 of the Code or Similar Law caused by Seller with respect to which any Indemnified Party incurs any liabilities, excise taxes, losses, damages or other costs (including, without limitation, reasonable fees and expenses of counsel).  Seller also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request and Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel.  Seller’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement.  Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets.  Seller also agrees not to assert any claim against Administrative Agent, each Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.  This Section 30(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, losses, damages, costs, or expenses arising from any non-Tax claim.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.        Without limiting the provisions of Section 30(a) hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Administrative Agent (subject to reimbursement by Seller), in its sole discretion.

c.           The obligations of the Seller from time to time to pay the Repurchase Price, the Price Differential, and all other amounts due and Obligations owing under this Agreement shall be full recourse obligations of the Seller.

31.         Counterparts

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one (1) and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Agreement.  The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, UETA and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by the Administrative Agent in its sole discretion.

32.         Confidentiality

This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Administrative Agent and Buyers and shall be held by Seller and Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of Administrative Agent except for (i) disclosure to Administrative Agent’s and Buyers’, Seller’s or Guarantor’s respective direct and indirect Affiliates and Subsidiaries, existing and prospective members and partners, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Administrative Agent and Buyers or any pricing terms (including, without limitation, the Pricing Rate, Funding Fee, Exit Fee, Extension Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent.

33.         Recording of Communications

Administrative Agent, Buyers, Seller and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions.  Administrative Agent, Buyers, Seller and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34.         Periodic Due Diligence Review

Seller acknowledges that Administrative Agent and Buyers have the right to perform continuing due diligence reviews with respect to the Seller and the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications and updating Market Value determinations, made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than three (3) Business Days’) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Administrative Agent, Buyers or their authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, data, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Guarantor and/or the Custodian.  Seller also shall make available to Administrative Agent and Buyers a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets.  Without limiting the generality of the foregoing, Seller acknowledges that Administrative Agent and Buyers may purchase Purchased Assets from Seller based solely upon the information provided by Seller to Administrative Agent and Buyers in the Purchased Asset Schedule and the representations, warranties and covenants contained herein, and that Administrative Agent or Buyers, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset and reviewing intercreditor agreements, property management agreements, formation documents of the property owners and their direct and indirect owners, financial statements, environmental and engineering reports, underlying title policies including owner’s and UCC-9 title insurance policies, legal opinions and other documents as may be mutually agreed between Seller and Administrative Agent.  Administrative Agent or Buyers may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Seller agrees to cooperate with Administrative Agent, Buyers and any third party underwriter in connection with such underwriting, including, but not limited to, providing Administrative Agent, Buyers and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller.  Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and Buyers in connection with Administrative Agent’s and Buyers’ activities pursuant to this Section 34.  Prior to the occurrence and continuance of a Default or an Event of Default, notwithstanding anything in this Agreement to the contrary, neither Administrative Agent nor any Buyer shall contact any Borrower under any Purchased Asset regarding such Purchased Asset without Seller’s prior consent.

35.         Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Administrative Agent to the extent set forth therein, as the case may be, under this Agreement.  The Seller may amend Schedule 2 from time to time by delivering a revised Schedule 2 to Administrative Agent and expressly stating that such revised Schedule 2 shall replace the existing Schedule 2.

36.         Acknowledgment of Assignment and Administration of Repurchase Agreement.

Pursuant to Section 22 (Non assignability) of this Agreement, Administrative Agent may sell, transfer and convey or allocate certain Purchased Assets and the related Repurchase Assets and related Transactions to certain affiliates of Administrative Agent and/or one (1) or more CP Conduits (the “Additional Buyers”).  Seller hereby acknowledges and agrees to the joinder of such Additional Buyers and the assignments and the terms and provisions set forth in the Administration Agreement.  The Administrative Agent shall administer the provisions of this Agreement, subject to the terms of the Administration Agreement for the benefit of the Buyers and any Repledgees, as applicable.  For the avoidance of doubt, all payments, notices, communications and agreements pursuant to this Agreement shall be delivered to, and entered into by, the Administrative Agent for the benefit of the Buyers and/or the Repledgees, as applicable.  Furthermore, to the extent that the Administrative Agent exercises remedies pursuant to this Agreement, any of the Administrative Agent and/or any Buyer will have the right to bid on and/or purchase any of the Repurchase Assets pursuant to Section 16 (Remedies Upon Default).  The benefit of all representations, rights, remedies and covenants set forth in the Agreement shall inure to the benefit of the Administrative Agent and each Buyer and Repledgee, as applicable.  All provisions of the Agreement shall survive the transfers contemplated herein (including any Repledge Transactions) and in the Administration Agreement, except to the extent such provisions are modified by the Administration Agreement.  In the event of a conflict between the Administration Agreement and this Agreement, the terms of the Administration Agreement shall control.  Notwithstanding that multiple Buyers may purchase individual Purchased Assets subject to Transactions entered into under this Agreement, all Transactions shall continue to be deemed a single Transaction and all of the Repurchase Assets shall be security for all of the Obligations hereunder, subject to the priority of payments provisions set forth in the Administration Agreement.

37.          Documents Mutually Drafted

The Seller, the Administrative Agent and the Buyers agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

38.         General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.          the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.          accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c.          references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.           the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.            the term “include” or “including” shall mean without limitation by reason of enumeration;

g.          all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

h.           all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(b)(20) of the UCC as in effect in the State of New York.

39.         Specific Performance

Without limiting the rights of Administrative Agent hereto to pursue all other legal and equitable rights available to Administrative Agent for Seller’s or Guarantor’s failure to perform its obligations under this Agreement, Seller and Guarantor acknowledge and agree that the remedy at law for any failure to perform obligations hereunder would be inadequate and Administrative Agent shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure.  The availability of these remedies shall not prohibit Administrative Agent from pursuing any other remedies for such breach, including the recovery of monetary damages.

40.         Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the related Transaction Request and Confirmation shall prevail, then the terms of the Pricing Side Letter shall prevail, then the terms of the Administration Agreement, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.

41.         [Reserved]

42.         Bankruptcy Non-Petition

The parties hereby agree that they shall not institute against, or join any other person in instituting against, any Buyer that is a CP Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one (1) year and one (1) day after the latest maturing commercial paper note issued by the applicable CP Conduit is paid in full.

43.         Limited Recourse

The obligations of each Buyer under this Agreement or any other Program Agreement are solely the corporate obligations of such Buyer.  No recourse shall be had for the payment of any amount owing by any Buyer under this Agreement, or for the payment by any Buyer of any fee in respect hereof or any other obligation or claim of or against such Buyer arising out of or based on this Agreement, against any stockholder, partner, member, employee, officer, director or incorporator or other authorized person of such Buyer.  In addition, notwithstanding any other provision of this Agreement, the Parties agree that all payment obligations of any Buyer that is a CP Conduit under this Agreement shall be limited recourse obligations of such Buyer, payable solely from the funds of such Buyer available for such purpose in accordance with its commercial paper program documents.  Each party waives payment of any amount which such Buyer does not pay pursuant to the operation of the preceding sentence until the day which is at least one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note (and waives any “claim” against such Buyer within the meaning of Section 101(5) of the Bankruptcy Code or any other debtor relief law for any such insufficiency until such date).

44.          No Broker

a.          Seller represents and confirms that neither Seller nor any of its Affiliates has engaged or worked with a broker or agent in connection with this Agreement.

b.        It is hereby agreed that all related costs, and any finder’s fees, commissions, concessions, remuneration or similar fee or compensation relating to this Agreement or any other Program Agreement(s) are the sole and absolute responsibility of Seller.

c.          Seller agrees to indemnify and hold Buyer and Administrative Agent harmless from and against any and all compensation (including, without limitation, any brokers/finders fees) sought by any party who makes claim for such commission or compensation relating to this Agreement or any other Program Agreement(s) based on actual or alleged dealings with Seller, Equity Pledgor, Guarantor or any of their respective affiliates.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

ATLAS SECURITIZED PRODUCTS INVESTMENTS 2, L.P., as Administrative Agent and a Buyer

By:	AASP Management, LP, its investment manager

By:	/s/ William B. Keusel
Name: William B. Keusel
Title: Vice President and AGM General
Counsel, Americas

FCR DC JV ATLAS SELLER LLC, as Seller

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfruss
Title: Chief Financial Officer